UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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STORE Capital Corporation
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April 21, 2017

Dear Fellow Stockholder:

You are invited to attend the 2017 Annual Meeting of Stockholders of STORE Capital Corporation. The meeting will be held on Thursday, June 1, 2017, at 8:00 a.m., Scottsdale, Arizona time. The Annual Meeting will be a completely “virtual meeting” of stockholders. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/STOR2017 and entering the 16-digit control number included in your notice of Internet availability of the proxy materials, on your proxy card or in the instructions that accompanied your proxy materials.

The attached proxy statement, with the accompanying notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to take part in the business of our company by voting on the matters described in the accompanying proxy statement. We hope that you will be able to attend the meeting during which our directors and senior leadership team will be available to answer questions.

Your vote is important. Whether you plan to attend the meeting or not, please return a completed proxy card as promptly as possible or authorize your proxy on the Internet or by calling the toll-free telephone number provided in the proxy materials provided to you. The attached proxy statement contains instructions regarding all three methods of authorizing your proxy. If you attend the meeting virtually through the Internet, you may continue to have your shares of common stock voted as instructed in a previously-delivered proxy or you may electronically revoke your proxy and vote your shares of common stock online during the meeting. We look forward to your participation.

Sincerely,

Christopher H. Volk President and Chief Executive Officer

This proxy statement is dated April 21, 2017, and is first being made available to stockholders on or about April 21, 2017.

8377 East Hartford Drive, Suite 100
Scottsdale, Arizona 85255
(480) 256-1100

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 1, 2017

Date and Time:	Thursday, June 1, 2017, at 8:00 a.m., Scottsdale, Arizona time

Place:
The Annual Meeting will be a completely virtual meeting of stockholders, which means that you will be able to attend the Annual Meeting, vote and submit your questions during the live webcast of the Annual Meeting by visiting www.virtualshareholdermeeting.com/STOR2017.

Items of Business:	At the Annual Meeting, holders of our common stock will be asked to consider and vote upon the following proposals, all of which are discussed in greater detail in the accompanying proxy statement:

1.
To elect the eight director nominees named in the accompanying proxy statement to the Company’s Board of Directors to serve until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified;

	2.	To approve, on an advisory basis, the compensation of the Company’s named executive officers;

	3.	To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017; and

	4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

Record Date:
Only stockholders of record at the close of business on April 3, 2017, the record date for the Annual Meeting (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof.

Delivery of Proxy Materials:
Beginning on April 21, 2017, we began mailing a Notice of Internet Availability of Proxy Materials to our stockholders (the “Notice”) rather than a full paper set of the proxy materials. The Notice contains instructions on how to access our proxy materials over the Internet, as well as instructions on how stockholders may obtain a paper copy of our proxy materials.

Internet Availability of Proxy Materials:
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 1, 2017. The Notice of Annual Meeting, Proxy Statement and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (which constitutes our annual report to stockholders) are available at http://ir.storecapital.com.

Voting:
To make it easier for you to vote, Internet and telephone voting are available. The instructions on the Notice or, if you received a paper copy of the proxy materials, the proxy card describe how to use these convenient services.

BY ORDER OF THE BOARD OF DIRECTORS
Phoenix, Arizona April 21, 2017
Michael T. Bennett Executive Vice President—General Counsel, Chief Compliance Officer and Secretary

i

PROXY SUMMARY

The Board of Directors (the “Board”) of STORE Capital Corporation is soliciting proxies for the annual meeting of stockholders (the “Annual Meeting”), and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement and the accompanying form of proxy card, and our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, which constitutes our annual report to stockholders (the “Annual Report”), were first made available to stockholders on or about April 21, 2017. Throughout this Proxy Statement, we refer to STORE Capital Corporation as “we”, “us”, “our”, “STORE” or the “Company.

The summary below highlights information contained elsewhere in the Proxy Statement. The summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement before voting. For more complete information regarding the Company’s 2016 performance, please review the Company’s Annual Report.

Summary of Matters to be Voted Upon

Stockholders are being asked to vote on the following matters at the Annual Meeting:

Item 1: Election of Directors.	Our Board’s Recommendation:	Page Reference for Further Information:
The Board and the Nominating and Corporate Governance Committee believe that the eight director nominees possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and long-term interests of our stockholders.	“FOR” each director nominee	5

Item 2: Advisory vote to approve the compensation of our named executive officers.

The Company seeks a non-binding advisory vote to approve the compensation of its named executive officers as described in the Compensation Discussion and Analysis section beginning on page 24 and the Compensation Tables section beginning on page 35. The Board values the opinions of our stockholders and the Compensation Committee will take into account the outcome of this advisory vote when considering future named executive officer compensation decisions.	“FOR”	22

Item 3. Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

The Audit Committee and the Board believe that the retention of Ernst & Young LLP to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2017 is in the best interests of the Company and its stockholders and we are asking our stockholders to ratify the Audit Committee’s selection of Ernst & Young LLP to serve in that capacity.	“FOR”	43

2016 Corporate Governance Highlights

We believe that effective corporate governance is critical to our ability to create long term value for our stockholders. The following highlights certain key aspects of our corporate governance framework:

✔	We Have An Independent Board. Six of our eight director nominees are independent.	✔	Our Independent Directors Meet Without Management. Our independent directors hold regular executive sessions without management present.

✔	We Value Board Refreshment. Four of our eight director nominees have joined the Board since the beginning of 2016.	✔	We Value Transparency. We are a leader in providing detailed disclosures about our business to our stockholders.

✔	We Do Not Have a Staggered Board. We hold annual elections for our directors.	✔	We Value Stockholder Input. We conduct regular and active stockholder engagement.

✔	We Measure Board Performance. We conduct regular evaluations of our Board and Committees.	✔
We Have Opted Out of MUTA. We have opted out of the control share acquisition statute and the business combination provisions in the Maryland General Corporation Law (called the “Maryland Unsolicited Takeover Law” or “MUTA”) and we may not opt back in to these provisions without stockholder approval.

✔	We Have an Independent Board Chairman. We separate the roles of Chairman and Chief Executive Officer and have an independent, non-executive Chairman of the Board.	✔
We Do Not Have a “Poison Pill.” We do not maintain a stockholder rights plan, nor will we adopt one in the future without (a) the approval of our stockholders or (b) seeking ratification from our stockholders within 12 months of adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval.

✔	Our Key Board Committees Are Fully Independent. We have fully independent Audit, Compensation and Nominating and Corporate Governance Committees.

2016 Business Highlights

The following provides summary highlights regarding our 2016 performance:

•	We completed record new acquisition volume. We invested over $1.2 billion in 367 property locations at a weighted average initial real estate capitalization rate of 7.9% on the properties we acquired.
•	We increased our dividend. We declared dividends totaling $1.12 per share of common stock to our stockholders and, in the third quarter of 2016, we raised our quarterly dividend 7.4% from our previous quarterly dividend amount.
•	We continued to diversify and strengthen our portfolio. At December 31, 2016, our total investment in real estate and loans approximated $5.1 billion, representing 1,660 property locations operated by 360 customers across 48 states. These investments generated cash flows from more than 570 contracts predominantly structured as triple-net leases, mortgage loans and combinations of leases and mortgage loans. As of December 31, 2016, (i) our portfolio’s annualized base rent and interest (based on rates in effect on December 31, 2016 for all lease and loan contracts) totaled $418.5 million, (ii) the weighted average non-cancelable remaining term of our leases was approximately 14 years, and (iii) no customer represented more than 2.8% of our annualized base rent and interest.
•	We continued our success in the capital markets. During 2016, we (i) issued an aggregate of $565 million of long-term debt at a weighted average interest rate of 4.1% with a weighted average maturity of nine years, (ii) expanded our unsecured credit facility to $500 million, and (iii) raised net equity proceeds aggregating $464 million through a follow-on offering in May 2016 and through sales under our at-the-market (or ATM) equity program, which we commenced in September 2016.
•	We successfully completed our seventh securitization. In October 2016, we issued our seventh series of A+ rated STORE Master Funding net-lease mortgage notes payable, aggregating $335 million in principal amount, selling $200 million of the notes and retaining $135 million of the notes for future sale.
•	We are no longer a controlled company. Between February 1, 2016 and April 1, 2016, Oaktree Capital Management, L.P., which indirectly owned a controlling portion of our common stock through its ownership of STORE Holding Company, LLC (“STORE Holding”), completed three secondary offerings and no longer owns any shares of our common stock.

Director Nominees

The following provides summary information regarding our director nominees:

Name	Age	Director Since	Primary Occupation	Committee Memberships(1)					Other Public Company Boards
				A	C	NCG	I	E
Joseph M. Donovan+	62	2014	Chairman of the Board, Fly Leasing Limited	✔*			✔		1
Mary Fedewa	51	2016	Executive Vice President — Acquisitions and Director, STORE Capital Corporation						0
Morton H. Fleischer+	80	2011	Chairman of the Board, STORE Capital Corporation	✔	✔	✔*	✔*	✔*	0
William F. Hipp+	62	2014	Senior banking executive (retired)	✔			✔		0
Einar A. Seadler+	60	2016	President, EAS Advisors LLC			✔			0
Mark N. Sklar+	69	2016	Managing Director and member of the Board of Directors, DMB Associates, Inc.		✔		✔		0
Quentin P. Smith, Jr.+	65	2014	President, Cadre Business Advisors LLC		✔*	✔		✔	0
Christopher H. Volk	60	2011	President, Chief Executive Officer and Director, STORE Capital Corporation					✔	0
+	Independent director
*	Chair
(1)	A= Audit Committee; C=Compensation Committee; NCG=Nominating and Corporate Governance Committee; I= Investment Committee; and E=Executive Committee

Questions and Answers

Please see the Questions and Answers About the Proxy Materials and Voting Information section beginning on page 48 for important information about the proxy materials, voting, the Annual Meeting, Company documents, communications and the deadlines to submit stockholder proposals and director nominees for the 2018 Annual Meeting of Stockholders. Additional questions may be directed to Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

Learn More About Our Company

You can learn more about the Company, view our governance materials and much more by visiting our website, www.storecapital.com.

Please also visit our 2017 Annual Meeting website, www.virtualshareholdermeeting.com/STOR2017, to easily access the Company’s interactive proxy materials, vote through the Internet, submit questions in advance of the 2017 Annual Meeting of Stockholders, and listen to a live webcast of the meeting.

GOVERNANCE

PROPOSAL No. 1 – ELECTION OF DIRECTORS

•	What am I voting on?

Stockholders are being asked to elect eight director nominees for a one-year term.

•	Voting recommendation:

“FOR” the election of each director nominee. The Board and the Nominating and Corporate Governance Committee believe that the eight director nominees each possess the necessary qualifications, attributes, skills and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of our stockholders.

•	Vote Required:

The affirmative vote of a plurality of all the votes cast at the Annual Meeting is required for the election of directors. This means that the eight director nominees receiving the greatest number of votes will be elected. Stockholders of the Company are not permitted to cumulate their votes for the election of directors. Broker non-votes or withhold votes will have no effect on the results of the election of directors. Unless contrary instructions are given, shares represented by proxies solicited by the Board will be voted for the election of each of the director nominees identified below.

Role of the Board

The stockholders of the Company elect the Board to oversee their interests in the long-term health and overall success of the Company’s business. The Board serves as the ultimate decision-making body of the Company, except for those matters reserved to or shared with the stockholders. The Board plays a critical role in the strategic planning process and regularly discusses strategy throughout the year. The Board selects and oversees the members of our senior management team, who are charged by the Board with conducting the day-to-day business of the Company.

Board Composition and Refreshment

Our Board and its Nominating and Corporate Governance Committee seek nominees to serve on the Board who have a variety of skills, professional experience and backgrounds, and effectively represent the long-term interests of our stockholders. The Board and its Nominating and Corporate Governance Committee also understand the importance of Board refreshment, and strive to maintain an appropriate balance of tenure, turnover, diversity and skills on the Board. The Board believes that new perspectives and ideas are critical to a forward-looking and strategic Board as is the ability to benefit from the valuable experience and familiarity that longer-serving directors bring. Of our eight director nominees, four have joined the Board since the beginning of 2016.

Board Evaluation Process

The Board believes that a robust and constructive evaluation process is an essential component of good corporate governance and Board effectiveness. The Board, acting through the Nominating and Corporate Governance Committee, conducts a self-evaluation at least annually to determine whether it and its committees are functioning effectively, including as to whether the combination and mixture of skills, experience and judgment that directors bring to the Board provide the Board with the necessary tools to perform its oversight function effectively. Each committee of the Board also conducts a self-evaluation at least annually and reports the results to the Board, acting through the Nominating and Corporate Governance Committee.

Once the evaluation process is complete, the results are discussed by the full Board and each committee, as applicable, and changes in practices or procedures are considered and implemented as appropriate. The Nominating and Corporate Governance Committee may periodically review the format of the evaluation process to ensure that the matters being evaluated remain relevant and that useful feedback on the operation of the Board and its committees is received.

Director Nominee Selection Process and Considerations

Management-Recommended Director Candidates.   The Nominating and Corporate Governance Committee is responsible for recommending to the Board a slate of nominees for election at each Annual Meeting. Nominees may be suggested by directors, members of management, or stockholders (as discussed below). In evaluating candidates to serve on the Board, the Nominating and Corporate Governance Committee’s objective is to select individuals with skills and experience that can assist the Company and the Board in achieving their objectives. The Committee considers:

•	individual qualifications, including relevant career experience, strength of character, maturity of judgment, experience in, and familiarity with, the Company’s business and industry; and
•	all other factors it considers appropriate, which may include:
°	age;
°	diversity of background;
°	existing commitments to other businesses;
°	potential conflicts of interest;
°	legal considerations;
°	corporate governance background (including experience as a board member or officer of another publicly held company);
°	financial and accounting background;
°	executive compensation background; and
°	the size, composition and combined expertise of the existing Board.

Though neither the Board nor the Nominating and Corporate Governance Committee has a formal policy concerning diversity, the Board values diversity on the Board, believes diversity should be considered in the director identification and nominating process, and seeks director nominees that have a diverse range of views, backgrounds and leadership, as well as business experience. The Committee also considers the extent to which the candidate would fill a present need on the Board. In selecting director nominees, the Board seeks to monitor the mix of specific experiences, qualifications and skills of its members in order to assure that the Board, as a whole, has the necessary tools to perform its oversight function effectively in light of the Company’s business and structure.

Once a prospective nominee has been identified, the Nominating and Corporate Governance Committee will make an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination will be based on the information provided to the Committee with the recommendation of the prospective candidate, as well as the Committee’s own knowledge of the prospective candidate, which may be supplemented by inquiries to the person making the recommendation or others.

Stockholder-Recommended Director Candidates.   A stockholder who desires to recommend a prospective nominee for the Board should notify Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. As set forth in the Company’s Corporate Governance Guidelines, the deadline for submission of stockholder recommendations is 120 calendar days prior to the first anniversary of the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee as other suggested nominees.

Stockholder-Nominated Director Candidates.   Pursuant to the Company’s bylaws, stockholders are permitted to nominate directors in accordance with the Company’s advance notice provision contained in Article II, Section 11 of the bylaws. Article II, Section 11(a) provides that nominations of individuals for election to the Board may be made at an annual meeting of stockholders by any stockholder of the Company who was a stockholder of record both at the time of giving of notice by the stockholder as provided for in Section 11(a) and at the time of the annual meeting, who is entitled to vote at the meeting in the election of each individual so nominated. For any nomination to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the secretary of the Company and satisfied the other requirements set forth in Article II, Section 11 of the Company’s bylaws. To be timely, a stockholder’s notice must be delivered to the principal executive offices of the Company (8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255) not less than 120 days nor more than 150 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting of stockholders; provided, however, if an annual meeting of stockholders is called for a date that is not within 30 days before or after the anniversary date of the preceding year’s annual meeting, then, in order to be timely, a stockholder’s notice must be received by the Company no earlier than the 150th day prior to the date of such annual meeting and no later than the later of (a) the 120th day prior to the date of such annual meeting, as originally convened, or (b) the tenth day following the day on which public announcement of the date of such meeting is first made. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws.

Annual Elections of Directors; New Resignation Policy

Directors are elected each year, at the Annual Meeting, to hold office until the next annual meeting and until their successors are elected and qualified. Because term limits may cause the loss of experience and expertise important to the optimal operation of the Board, we currently do not impose limits on the number of terms a director may serve. The Nominating and Corporate Governance Committee, however, does evaluate the qualifications and performance of each incumbent director before recommending the nomination of that director for an additional term.

In addition, pursuant to our Corporate Governance Guidelines, a director who experiences a significant change in his or her principal current employer or principal employment, including any director who is currently an officer or employee of the Company, or other similarly significant change in professional occupation or association, is asked to consider whether his or her resignation is appropriate. The Board will then determine the action, if any, to be taken with respect to any offer to resign.

Effective July 1, 2017, our Corporate Governance Principles will provide that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the majority of the votes cast with respect to that director (without regard to withhold votes or broker non-votes). If a director does not receive a majority vote, the director will promptly, and in any event within ten (10) days from the date of the certification of the election results, tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the resignation taking into account the recommendation of the Nominating and Corporate Governance Committee. The Board must take action on the resignation within 90 days of the certification of the election results and will publicly disclose its decision and its rationale promptly thereafter. The director who tenders his or her resignation will not participate in the decisions of the Nominating and Corporate Governance Committee or the Board that concern the resignation. As noted above, this policy will take effect as of July 1, 2017 and will not be in effect with respect to the election of directors that will occur at the Annual Meeting.

2017 Director Nominees

The number of directors that serve on the Board is currently set at eight and may be fixed from time to time by the Board in the manner provided in the Company’s charter and bylaws. Upon the unanimous recommendation of our Nominating and Corporate Governance Committee, the Board has unanimously nominated the following candidates for election as directors at the Annual Meeting:

•	Joseph M. Donovan	•	Einar A. Seadler
•	Mary Fedewa	•	Mark N. Sklar
•	Morton H. Fleischer	•	Quentin P. Smith, Jr.
•	William F. Hipp	•	Christopher H. Volk

If any of the foregoing nominees should be unable or unwilling to stand for election at the time of the Annual Meeting, proxies will be voted for a replacement nominee designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees. At this time, the Board knows of no reason why the nominees listed above may not be able to serve as a director if elected.

Each of the eight director nominees currently serves as a director of the Company and, other than Ms. Fedewa and Mr. Sklar, was elected at the 2016 Annual Meeting of Stockholders. If elected, each director will hold office until the 2018 Annual Meeting of Stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

The Board and the Nominating and Corporate Governance Committee believe that the combination of the various qualifications, attributes, skills and experiences of the director nominees would contribute to an effective and well-functioning Board and that, individually and as a whole, the director nominees possess the necessary qualifications to provide effective oversight of the business and quality advice and counsel to the Company’s management.

Set forth below is biographical information for each director nominee named above. The following information also describes the specific experience, qualifications, attributes and skills that qualify each person to serve on the Company’s Board.

Joseph M. Donovan

Mr. Donovan has served as a director since 2014. Mr. Donovan is currently the non-executive Chairman of the Board and Chairman of the Audit Committee of Fly Leasing Limited, a Dublin, Ireland based commercial aircraft leasing company (NYSE:FLY), which he joined in 2007 prior to its initial public offering. Mr. Donovan also served, from 2009 to 2015, as a director of Institutional Financial Markets Inc. (AMEX:IFMI), a New York City based broker dealer and asset management company. Mr. Donovan has been involved in investment banking since 1983 and has worked at CS First Boston/The First Boston Corporation, Smith Barney Inc., Prudential Securities and Credit Suisse Securities (USA) LLC. Mr. Donovan was formerly a licensed certified public accountant. Mr. Donovan holds a B.B.A. degree in Accountancy from the University of Notre Dame and an M.B.A. with a concentration in Finance from the Wharton School, University of Pennsylvania.
		Director Since: Age: Committees: Other Public Company Boards: Independent:	2011 62 Audit Investment Fly Leasing Limited (NYSE:FLY) Yes

Specific Qualifications, Attributes, Skills and Experience:

•	Service as a member of public company boards of directors
•	Extensive investment banking and capital markets experience
•	Expertise in accounting and finance

Mary Fedewa

Ms. Fedewa was one of the Company’s founders in May 2011, has served as its Executive Vice President—Acquisitions, Assistant Secretary and Assistant Treasurer since its organization, and was appointed to serve as a director in August 2016. Ms. Fedewa has over 20 years of experience in a broad range of financial services. Prior to co-founding the Company, Ms. Fedewa spent several years investing as principal in single-tenant commercial real estate for private real estate companies. From 2004 to 2007, Ms. Fedewa was a Managing Director of Acquisitions at Spirit Finance Corporation (now Spirit Realty Capital, Inc. (NYSE: SRC)) (“Spirit”), a real estate investment trust (“REIT”), originating net-lease transactions in a variety of industries across the United States. Prior to Spirit, Ms. Fedewa held numerous positions within GE Capital, concluding as a Senior Vice President of GE Franchise Finance, which was the successor company to Franchise Finance Corporation of America (“FFCA”), a Scottsdale, Arizona-based REIT acquired by GE Capital in 2001. Throughout her GE Capital tenure, Ms. Fedewa held leadership positions within Mortgage Insurance, Private Label Financing and Commercial Finance. While at GE, Ms. Fedewa was awarded a Six Sigma Black Belt and also served as a GE Quality Leader. Ms. Fedewa attended North Carolina State University, where she graduated summa cum laude with a B.A. degree in Business Management with a concentration in Finance. Ms. Fedewa was recommended for appointment to the Board by our Chief Executive Officer.
		Director Since: Age: Committees: Other Public Company Boards: Independent:	2016 51 None None No

Specific Qualifications, Attributes, Skills and Experience:

•	Familiarity with the Company’s history and operations
•	Extensive experience acquiring net-lease real estate
•	Management service at three public companies

Morton H. Fleischer

Mr. Fleischer has served as the non-executive Chairman of the Board since STORE’s organization in May 2011. Prior to his role as our Chairman, Mr. Fleischer co-founded Spirit and served as Chairman from its inception in 2003 to February 2010, including the three years that Spirit was publicly traded on the NYSE, 2004 to 2007. Prior to Spirit, Mr. Fleischer founded numerous real estate limited partnerships in the 1980s that were predecessors to FFCA, a REIT that he formed and took public on the NYSE in 1994. Mr. Fleischer served as FFCA's Chairman of the board of directors and Chief Executive Officer until FFCA was acquired by GE Capital in 2001. FFCA was the nation's largest publicly traded net-lease REIT and owned or financed over 5,000 single-tenant properties at the time of its sale to GE Capital in 2001. As a result of over 35 years of experience in the real estate and net-lease industries and the invaluable guidance, support and wisdom Mr. Fleischer provided to us in the early stages of our formation, our executive team considers him an honorary founder of STORE Capital.
		Director Since: Age: Committees: Other Public Company Boards: Independent:	2011 80 Audit Compensation Nominating and Corporate Governance Executive Investment None Yes

Specific Qualifications, Attributes, Skills and Experience:

•	Familiarity with the Company’s history and operations
•	Extensive real estate and capital markets experience
•	Service as a chief executive officer of two public companies

William F. Hipp

Mr. Hipp has served as a director since 2016. Mr. Hipp spent over 35 years in commercial banking, where he developed extensive experience with real estate investment trusts (REITs), real estate capital markets and corporate finance. From 2004 until his retirement in 2015, Mr. Hipp was employed by KeyBank in various senior level roles, most recently as head of the Institutional Capital Group (ICG) for KeyBank’s real estate business, which he founded upon joining the bank and ran until his retirement. ICG’s mission is to identify real estate related borrowers, particularly public and private REITs and real estate opportunity funds with effective debt ratings ranging from high yield to mid investment grade, that have a significant need for bank debt and M&A advisory services, and for access to the syndicated loan market, the public equity markets, and the commercial mortgage backed securities and agency debt markets (Fannie Mae/Freddie Mac). Through the ICG platform, KeyBank provided debt and equity capital and advisory services to real estate related borrowers; and Mr. Hipp, in his capacity as head of ICG, was responsible for formulating and implementing strategy and for client selection and initial credit and risk decisions. Prior to his employment with KeyBank, Mr. Hipp spent 20 years with BankBoston, as head of its real estate group, and FleetBoston (following the merger of BankBoston and Fleet Financial Group) as co-head of real estate. Mr. Hipp holds a B.A. degree in Economics from Emory University and an M.B.A with a concentration in Finance and Accounting from Tulane University.
		Director Since: Age: Committees: Other Public Company Boards: Independent:	2016 62 Audit Investment None Yes

Specific Qualifications, Attributes, Skills and Experience:

•	Experience identifying, underwriting and evaluating real estate investments
•	Familiarity with the Company’s history and operations
•	Expertise in accounting and finance

Einar A. Seadler

Mr. Seadler has served as a director since 2016. Mr. Seadler is the founder and President of EAS Advisors LLC, a management consulting firm specializing in advisory services to senior executives who seek to develop and execute enduring growth, operational improvement and human capital strategies. Prior to starting EAS Advisors in 2016, Mr. Seadler was a managing director of Accenture Strategy, an operating unit of Accenture PLC (NYSE: ACN), which he joined in 2008. His responsibilities included advising senior executives of Fortune 500 companies on increasing shareholder value, primarily in the consumer goods and services, retail, fast food dining, industrial, infrastructure and government sectors. Prior to Accenture, Mr. Seadler served as a leader in McKinsey & Company’s Operations Strategy Practice. He has also served in senior executive roles in retail and business services companies, with responsibilities that spanned sales, marketing, operations, real estate, supply chain, technology and finance. Mr. Seadler began his career as a United States Army infantry officer serving in various command and staff assignments, including as an associate professor at the United States Military Academy at West Point. Mr. Seadler is a graduate of the United States Military Academy at West Point and received a Master of Science degree from Cornell University.
		Director Since: Age: Committees: Other Public Company Boards: Independent:	2016 60 Nominating and Corporate Governance None Yes

Specific Qualifications, Attributes, Skills and Experience:

•	Experience in business and operational strategy across multiple industry sectors
•	Advisor to senior executives on increasing shareholder value
•	Operational experience as a senior executive

Mark N. Sklar

Mr. Sklar was appointed to serve as a director in August 2016. Mr. Sklar is a founding partner of DMB Associates, Inc. (“DMB”), a privately held, diversified real estate investment and development company specializing in large-scale residential and mixed-use communities primarily in Arizona, California, Utah and Hawaii. Mr. Sklar currently serves as Managing Director and a member of the Board of Directors of DMB, which he co-founded in 1984 with two other partners. Mr. Sklar has over thirty years’ experience in managing the investment and development of residential and commercial real estate projects. Prior to turning over the day-to-day management of DMB to senior management in 2009, Mr. Sklar’s work at DMB focused on making investment decisions, development planning and execution, entitlement work, as well as marketing and leasing. Mr. Sklar served on the board of Banner Health, a nonprofit health care system (“Banner Health”), from its inception through June 2016. During his tenure on the Banner Health board, he served on its quality and its nominating and corporate governance committees, and as its Chairman. He received a Bachelor of Arts degree from University of Wisconsin. Mr. Sklar was recommended for appointment to the Board by our Chief Executive Officer.
		Director Since: Age: Committees: Other Public Company Boards: Independent:	2016 69 Compensation Investment None Yes

Specific Qualifications, Attributes, Skills and Experience:

•	Experience investing in and managing commercial real estate projects
•	Service as a chief executive of a real estate development firm
•	Prior board and committee service with a nonprofit health system

Quentin P. Smith, Jr.

Mr. Smith has served as a director since 2014. Mr. Smith is the founder and President of Cadre Business Advisors LLC, a management consulting firm that specializes in strategic planning, business performance improvement, capital formation and turnaround management. Prior to starting Cadre, Mr. Smith was Partner in Charge of Arthur Andersen’s Desert Southwest business consulting practice with responsibility for business development and client engagement management for Arizona and New Mexico. Mr. Smith has business development, growth and operational profit and loss experience across a wide variety of industries. Mr. Smith also has over eight years of diversified corporate management experience. He currently serves on the board, and chairs the compensation, risk and investment committees, of Banner Health and previously served as its Chairman. From January 2015 through March 2017, Mr. Smith served as a member of the board of directors of Patriot National, Inc. (NYSE:PN), a provider of comprehensive full service outsourcing solutions within the workers’ compensation insurance marketplace, chaired its compensation committee and served on its audit committee. He has served on the boards of the Arizona Public Service Company and Arizona MultiBank. He also has served on the boards of Employee Solutions, Inc., Rodel, Inc. and iCrossing, Inc. until those companies were sold or acquired. Mr. Smith holds a B.S. degree in Industrial Management and Computer Science from Purdue University and an M.B.A. in Quantitative Methods from Pepperdine University.
		Director Since: Age: Committees: Other Public Company Boards: Independent:	2014 65 Compensation Nominating and Corporate Governance Executive None Yes

Specific Qualifications, Attributes, Skills and Experience:

•	Prior service as a member of public company boards of directors
•	Management consulting, corporate management and operational experience
•	Experience on public company compensation and audit committees

Christopher H. Volk

Mr. Volk was one of the Company’s founders in May 2011 and has served as the Company’s President and Chief Executive Officer and as a director since its organization. With more than 30 years of experience in structuring, managing and financing commercial real estate companies, Mr. Volk led the largest ever real estate limited partnership roll-up transaction of its time in 1994 in the formation of FFCA; oversaw the issuance of FFCA’s unsecured debt rating in 1995, which was the first unsecured debt rating ever issued to a net-lease REIT; and, in 2005 while CEO of Spirit, led the creation of the first commercial real estate master trust debt conduit in the United States designed to finance net-lease assets. Prior to forming the Company, Mr. Volk co-founded Spirit and served as its President and Chief Executive Officer and as a member of its board from August 2003 to February 2010. Prior to co-founding Spirit in 2003, Mr. Volk served for over 16 years in numerous capacities with FFCA, including President and Chief Operating Officer and a member of FFCA’s board of directors. Mr. Volk continued as Chief Operating Officer of GE Capital Franchise Finance, the new name given to the business following the FFCA acquisition, until December 2002. In addition to his service on the Board and as the Company’s President and Chief Executive Officer, Mr. Volk currently serves as Vice Chairman of the board, and as a member of the compensation, investment and finance committees, of Banner Health. From 2003 until 2013, he served on the board and as a member of the audit committee of Paladin Realty Income Properties, Inc. He received a B.A. degree from Washington and Lee University and an M.B.A. degree from Georgia State University.
		Director Since: Age: Committees: Other Public Company Boards: Independent:	2011 60 Executive None No

Specific Qualifications, Attributes, Skills and Experience:

•	Familiarity with the Company’s history and operations
•	Extensive real estate and capital markets experience
•	Senior executive at three public companies

Board Recommendation

The Board recommends that you vote “FOR” the election of each of the director nominees named above.

BOARD AND COMMITTEE GOVERNANCE

We believe that effective corporate governance is critical to our ability to create long-term value for our stockholders. The Company has structured its corporate governance in ways that strive to align the Company’s interests with those of its stockholders, including but not limited to the following:

•	the majority of our Board members are independent and each of our committees (other than the Executive Committee) is composed entirely of independent directors;
•	we value board refreshment, and four of our eight director nominees have joined the Board since the beginning of 2016;
•	we do not have a staggered Board and each director is subject to election annually;
•	the Company has opted out of the Maryland business combination and control share acquisition statutes (takeover defense protections), and, in the future, will not opt in without stockholder approval;
•	the Company does not maintain a stockholder rights plan, nor will it adopt a stockholder rights plan in the future without (a) the approval of our stockholders or (b) seeking ratification from stockholders within 12 months of adoption of the plan if the Board determines, in the exercise of its duties under applicable law, that it is in the Company’s best interest to adopt a rights plan without the delay of seeking prior stockholder approval; and
•	we value transparency and are a leader in providing detailed disclosures about our business to our stockholders.

Directors’ Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of the Board at annual meetings of stockholders, we expect that our directors will participate in our meetings, absent a valid reason for not doing so. All of our directors then serving on the Board attended the 2016 Annual Meeting of Stockholders.

Board Leadership Structure

The Board has no fixed policy with respect to the separation of the offices of Chairman of the Board and Chief Executive Officer. The Board retains the discretion to determine, at any time, whether to combine or separate the positions as it deems to be in the best interests of the Company and its stockholders. In making leadership structure determinations, the Board considers many factors, including the specific needs of the business and what is in the best interests of the Company’s stockholders. Currently, the Board believes that separating the positions of Chief Executive Officer and Chairman is the best structure for the Company because it improves the ability of the Board to exercise its oversight role by having an independent director who is not an officer or member of management to serve in the role of Chairman.

Board Executive Sessions

The non-management members of the Board meet in regularly scheduled executive sessions without management present. Additionally, our independent directors meet in executive session at least once a year. Mr. Fleischer, the Chairman of our Board, acts as the presiding director at all of these executive sessions.

Board Role in Risk Oversight

The Board oversees the proper safeguarding of the assets of the Company, the maintenance of appropriate financial and other internal controls and the Company’s compliance with applicable laws and regulations and proper governance. Inherent in these responsibilities is the Board’s understanding and oversight of a company-wide approach to risk management that is carried out by our senior leadership team. The Board determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by our senior leadership team to manage those risks. The Board’s committees assist in discharging the Board’s risk oversight role by performing the subject matter responsibilities outlined below. The Board retains full oversight responsibility for all subject matters not assigned to a committee. In fulfilling its risk management responsibilities, the Board recognizes that it is neither possible nor prudent to eliminate all risk and that purposeful and appropriate risk taking is essential for the Company to be competitive in its industry and to achieve the Company’s long-term strategic objectives.

Committee	Risk Oversight Focus Areas
Audit Committee	•	Oversees risks related to the Company’s financial statements, the financial reporting process, and accounting and legal matters.

•
Oversees the internal audit function, the Company’s ethics programs, including the Codes of Business Conduct and Ethics, and the Company’s information technology security programs, including cybersecurity.

•
Periodically receives reports on and discusses governance of the Company’s risk management process and reviews significant risks and exposures identified by management, the internal auditors or the independent registered public accounting firm (whether financial, operating or otherwise), and management’s steps to address them.

Compensation Committee	•	Evaluates the risks and rewards associated with the Company’s compensation philosophy and programs.

	•	Reviews and approves compensation programs with features that mitigate risk without diminishing the incentive nature of the compensation.

Nominating and Corporate Governance Committee	•	Oversees the Company’s governance practices, director selection and nomination process, and Board and committee evaluations.

Investment Committee	•
Oversees the Company’s real estate investments and has final approval authority over any investment transaction that would (i) result in any single credit being greater than 1.0% of the Company’s total assets as of the previous quarter end but less than $100 million; (ii) increase the Company’s existing exposure to a single credit previously approved by the Investment Committee under the immediately preceding clause (i) by 25% or more in any subsequent year; or (iii) cause the Company’s overall investment mix to exceed 15% for industrial and agriculture or 20% for retail.

In establishing the Board’s current leadership structure, risk oversight was one factor among many considered by the Board, and the Board believes that the current leadership structure is conducive to and appropriate for its risk oversight function. The Board regularly reviews its leadership structure and evaluates whether it, and the Board as a whole, is functioning effectively. If, in the future, the Board believes that a change in its leadership structure is required to, or potentially could, improve the Board’s risk oversight function, it may make any change it deems appropriate.

Committees and Meetings of the Board of Directors of the Company

During the year ended December 31, 2016, the Board met five times and acted by unanimous written consent one time. No director attended fewer than 75% of the total number of Board meetings and committee meetings on which he or she served that were held during the year ended December 31, 2016 and that were held while such person was a director of the Company. The Board has five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Investment Committee and the Executive Committee. The charters of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are available on our investor relations website at http://ir.storecapital.com. The Board may establish other committees as it deems necessary or appropriate from time to time.

Audit Committee
Meetings Held in 2016: Six
Members	Independence(1)	Primary Responsibilities of the Committee
Joseph M. Donovan (Chair)(2)	✔	•	reviewing our financial statements, including any significant financial items or changes in accounting policies, with our senior management and independent registered public accounting firm;
Morton H. Fleischer	✔
William F. Hipp(2)	✔
		•	reviewing our financial risk and control procedures, compliance programs and significant tax, legal and regulatory matters;
		•	selecting, and determining the compensation of, our independent registered public accounting firm;
		•	establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; and
		•	reviewing and overseeing our independent registered public accounting firm.
(1)	Each member of the Audit Committee is financially literate, knowledgeable and qualified to review financial statements, and meets the independence requirements of the NYSE, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s Corporate Governance Guidelines.
(2)	The Board has determined that Messrs. Donovan and Hipp each qualify as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S K.
Compensation Committee
Meetings Held in 2016: Four
Members	Independence(1)	Primary Responsibilities of the Committee
Quentin P. Smith, Jr. (Chair)	✔	•
approving corporate goals and objectives relevant to the compensation of our key executives; evaluating the performance of these executives in light of those goals and objectives; and determining the compensation of these executives based on that evaluation;

Morton H. Fleischer	✔
Mark N. Sklar	✔

		•	reviewing and approving director compensation;
		•	reviewing and approving overall compensation programs;
		•	administering our incentive compensation and equity-based plans; and
		•	as necessary, engaging an independent compensation consultant to assist with the structure of our director and executive compensation programs
(1)	Each member of the Compensation Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines and qualifies as a “non-employee director” under SEC Rule 16b-3 and as an “outside director” under Code Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).

Nominating and Corporate Governance Committee
Meetings Held in 2016: Four
Members	Independence(1)	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair)	✔	•	identifying individuals qualified to become board members and recommending director nominees and board members for committee membership;
Einar A. Seadler	✔
Quentin P. Smith, Jr.	✔
		•	developing and recommending to our Board corporate governance guidelines; and
		•	overseeing the evaluation of our Board and its committees.
(1)	Each member of the Nominating and Corporate Governance Committee meets the independence requirements of the NYSE and the Company’s Corporate Governance Guidelines.
Investment Committee
Meetings Held in 2016: Seven
Members	Independence	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair)	✔	•	assisting the Board with reviewing certain property acquisitions the Company proposes to fund in accordance with its investment guidelines; and
Joseph M. Donovan	✔
William F. Hipp	✔
Mark N. Sklar	✔	•	approving or declining proposals based on its assessment of the overall quality of the transaction and whether it believes the transaction is in the best interests of the Company and its stockholders.
Executive Committee
Meetings Held in 2016: One
Members	Independence	Primary Responsibilities of the Committee
Morton H. Fleischer (Chair)(2)	✔	•	acting on behalf of the Board during intervals between regularly scheduled meetings of the Board; and
Christopher H. Volk	✘
Quentin P. Smith, Jr.	✔	•	exercising all powers of the Board, except as otherwise provided by law and the Company’s bylaws and consistent with the authority which has been delegated to the Executive Committee by the Board.

Communication with the Board

The Board has adopted a process by which stockholders and other interested parties who desire to contact our Board, a particular Board committee, a particular group of directors (e.g., our independent directors), or individual members of the Board, including our Chairman (the presiding director), may do so electronically by email at CorporateSecretary@storecapital.com, or by mail addressed to the named individual, the committee, the group, or the Board as a whole c/o Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, at STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, AZ 85255. In general, any communication delivered to the Company for forwarding to the Board, a Board committee, a particular group of directors or specified Board members will be forwarded in accordance with the stockholder’s instruction, except that we reserve the right not to forward any abusive, threatening or otherwise inappropriate materials.

ADDITIONAL CORPORATE GOVERNANCE FEATURES

Stockholder Engagement

The Company engages with its stockholders on a variety of topics throughout the year to ensure we are addressing questions and concerns, to seek input and to provide perspective on Company policies and practices. Stockholder feedback from this engagement is considered by the Board and reflected in enhancements to policies and practices. For example, the Company recently adopted a corporate governance guideline requiring that, in an election of directors where the number of nominees does not exceed the number of directors to be elected, each director that does not receive the majority of the votes cast with respect to that director must submit a letter of resignation for consideration by the Nominating and Corporate Governance Committee and the Board. This new guideline was adopted following communication with stockholders and will take effect on July 1, 2017 following, and will not be in effect with respect to the election of directors that will occur at, the Annual Meeting.

In addition to the above, the Company has instituted a number of complementary mechanisms that allow stockholders to effectively communicate a point of view with the Board, including:

•	the annual election of directors;
•	the annual advisory vote to approve named executive officer compensation;
•	our commitment to thoughtfully consider stockholder proposals submitted to the Company;
•	the implementation of a virtual annual meeting, so that more stockholders may have the ability to attend and participate in our annual meetings; and
•	the ability to direct communications to individual directors or the entire Board as discussed above.

Anti-Hedging, Anti-Short Sale and Anti-Pledging Policies

Our directors and executive officers are prohibited from engaging in short sales of our common stock, buying or selling puts or calls or trading in options involving our common stock, or engaging in any transaction involving derivative securities intended to hedge the market risk in our stock. Our directors and executive officers are also prohibited from purchasing securities on margin or otherwise pledging securities as collateral for a loan or other arrangement, except with the prior written consent of the Chief Compliance Officer.

Stock Ownership Guidelines Applicable to Executive Officers and Outside Directors

We believe that stock ownership by our executive officers and outside directors helps to align their interests with the interests of our stockholders. As such, we have adopted a stock ownership policy applicable to our executive officers and outside directors under which they are expected to maintain beneficial ownership of shares of our common stock with a value equal to the following:

Position	Minimum Equity Ownership Requirement
Chief Executive Officer	six times annual base salary
Executive Vice President	three times annual base salary
Outside Director	five times annual cash retainer

The required stock ownership levels are based on the annual base salary or annual cash retainer, as applicable, as of the date the executive officer or outside director becomes subject to the stock ownership guidelines and the average closing sale price of the Company’s common stock for the 60 trading days following such date. Each person subject to the policy will have five years to satisfy his or her applicable ownership requirement. If a person does not satisfy the specified ownership levels when the applicable transition period ends, the stock ownership policy requires that person to retain 100% of any shares then held and any shares subsequently acquired pursuant to any equity grants (after the payment of any applicable exercise costs and taxes) until the minimum ownership requirement is satisfied.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics that apply to all of our directors, officers, and employees. The current versions of these corporate governance documents are available free of charge on the Company’s investor relations website at http://ir.storecapital.com and in print to any stockholder who requests copies by contacting Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. The Company will promptly disclose to our stockholders, if required by applicable law or stock exchange rules and regulations, any amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website, www.storecapital.com, rather than by filing a Form 8-K.

Response to Proxy Advisory Firm Policy Change

We are aware that a proxy advisory firm recently adopted a new policy under which it will recommend that stockholders vote against, or withhold their votes for, director nominees who are members of the governance committee of any public company that has governance documents that restrict the stockholders’ ability to amend that company’s bylaws. Our Amended and Restated Bylaws, consistent with Maryland law, generally vest our Board with the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.

In response to the proxy advisory firm’s new policy, our Nominating and Corporate Governance Committee considered whether changing our bylaws to grant stockholders the concurrent right to amend our bylaws was in the best interests of the Company and all of its stockholders. Among the factors the Committee considered were the following:

•	The advisory firm’s policy applies to all Maryland companies across the board without regard to any particular company’s overall corporate governance practices or its economic performance under its board’s leadership. In this regard, the Committee considered the lack of any data, put forth by the proxy advisory firm or otherwise, supporting a causal link – or even a correlation – between concurrent stockholder power to amend a company’s bylaws and that company’s overall corporate governance practices or economic performance.
•	Our Board has consistently demonstrated its commitment and accountability to stockholders by adopting corporate governance practices and policies that it believes are in the best interests of the Company and our stockholders As described in detail elsewhere in this Proxy Statement, in connection with our initial public offering in 2014, our Board opted out of virtually all of the takeover defense protections optionally afforded Maryland companies by Maryland law, including provisions of the Maryland unsolicited takeover act (known as “MUTA”), the business combination statute, the control share acquisition statute, and provisions otherwise granting the Company the right to adopt a stockholder rights plan, and agreed not to opt back into any of those statutes or provisions without the approval of our stockholders or, in the case of a rights plan, stockholder ratification within 12 months of adoption of such a plan. As a result of our Board’s action at the time of our initial public offering, we were, and today remain, one of the few Maryland REITs to have opted out of all of the foregoing statutory takeover defense protections. In addition, in 2016, we adopted a robust stock ownership policy, an incentive compensation clawback policy and, in response to a stockholder request, a policy requiring directors who fail to receive a majority vote in an uncontested election to submit their resignations (which policy will take effect on July 1, 2017).
•	We have never received a stockholder proposal or request to amend our bylaws, which would seem to indicate that most or all of our stockholders do not believe that the lack of concurrent stockholder power to amend the bylaws has a negative impact on the effectiveness of our corporate governance practices or on our economic performance.
•	Under Maryland law, our directors have enforceable legal duties to the Company, which require our directors to, among other things, act in the best interest of the Company. Stockholders, on the other hand, do not have such duties and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. With respect to the specific issue of bylaw amendments, the provision granting our Board sole authority to amend our bylaws has been contained in our bylaws since our initial public offering, consistent with our belief that the Board is in the best position to ensure that any proposed bylaw amendment is prudent and designed to protect and maximize long-term value for the Company and its stockholders.

Based on the foregoing considerations, we continue to believe that our Board is in the best position to consider possible future bylaw amendments, including any that may be proposed by our stockholders in accordance with the provisions of our bylaws. We remain committed to strong corporate governance practices and will continue to update such practices when we believe it is in the best interests of the Company and all of our stockholders.

2016 DIRECTOR COMPENSATION

Mr. Fleischer, as non-executive Chairman of the Board of the Company, is entitled to an annual cash retainer of $200,000 and an annual grant of restricted stock having a value of $200,000 at grant that vests over four years. For 2016, Messrs. Donovan, Hipp, Seadler, Sklar, and Quentin Smith, as independent directors, each received (i) an annual cash retainer of $50,000, (ii) an annual grant of restricted stock on the date of our annual meeting of stockholders having a value of $80,000 at grant that vests at the end of each term served, and (iii) a cash payment of $2,000 for each meeting of the Board in excess of six meetings per year. Directors generally will receive pro-rated amounts of the annual cash retainer and annual restricted stock grant for the portion of the first year in which they are appointed or elected to serve as a Board member or committee chair. Directors who are employees of the Company do not receive any compensation for serving on the Board or its committees.

Messrs. Donovan and Quentin Smith also receive additional cash retainers of $17,500 and $10,000, respectively, for their service as the chairs of our Audit Committee and Compensation Committee, respectively. Mr. Fleischer does not receive an additional cash retainer to serve as the chair of the Nominating and Corporate Governance Committee. If, in the future, an independent director other than Mr. Fleischer were to serve as chair of the Nominating and Corporate Governance Committee, that person would receive an additional annual cash retainer of $10,000.

In 2016, the Compensation Committee engaged FPL Associates L.P. (“FPL”) as its independent compensation consultant to assist the Compensation Committee with the structure of our director compensation program. The consultant provided the Compensation Committee with market data and made recommendations with respect to compensation mix and levels. For 2017, our Board, based on the recommendation of the Compensation Committee following consultation with FPL, approved an increase in the annual cash retainer from $50,000 to $60,000 and in the value of the annual grant of restricted stock from $80,000 to $95,000.

The following table shows the compensation paid to the persons who served on our Board during 2016:

Name(1)	Fees Earned or Paid in Cash(2)	Stock Awards(3)(4)	Total
Morton H. Fleischer	$200,000	$199,918	$399,918
Joseph M. Donovan	$67,500	$79,975	$147,475
William F. Hipp	$35,833	$90,909	$126,742
Einar A. Seadler	$43,472	$102,963	$146,436
Mark N. Sklar	$20,833	$66,828	$87,662
Quentin P. Smith, Jr.	$57,167	$79,975	$137,142
Mahesh Balakrishnan	—	—	—
Manesh Desai	—	—	—
Kenneth Liang	—	—	—
Rajath Shourie	—	—	—
Derek Smith.	—	—	—
(1)	Since our initial public offering, Messrs. Balakrishnan, Desai, Liang, Shourie and Derek Smith had served on the Board as designees of STORE Holding, our former controlling stockholder. Between December 2015 and April 2016, STORE Holding sold all of its shares of our common stock and, as a result, its Board designees resigned. None of Messrs. Balakrishnan, Desai, Liang, Shourie and Derek Smith were compensated for their service on the Board.
(2)	For Messrs. Hipp, Seadler and Sklar, the amount in this column reflects a pro-rated amount of the annual cash retainer based upon the date they joined the Board. For Mr. Quentin Smith, the amount in this column reflects a pro-rated amount of the additional cash retainer payable to him as chair of the Compensation Committee, based upon the date he became chair of that committee.
(3)	All stock award amounts in this column reflect the aggregate grant date fair value of restricted stock calculated in accordance with FASB ASC Topic 718 and excludes the par value of shares ($0.01 per share) paid by each director. For Messrs. Hipp and Seadler, the amount in this column reflects (i) a pro-rated portion of the value of the annual restricted stock grant made to our independent directors in 2015 based upon the period of time between the date they joined the Board in February 2016 and April 2016, respectively, and the date of the 2016 annual meeting of stockholders, and (ii) the value of the annual restricted stock grant made to all independent directors at the date of the 2016 annual meeting of stockholders. For Mr. Sklar, the amount in this column reflects a pro-rated portion of the value of the annual restricted stock grant made to our independent directors in 2016 based upon the period of time between the date he joined the Board in August 2016 and the date of the Annual Meeting.
(4)	At December 31, 2016, our directors had the following aggregate numbers of unvested stock awards outstanding:

Name	Unvested Stock Awards
Morton H. Fleischer	24,532
Joseph M. Donovan	3,101
William F. Hipp	3,101
Einar A. Seadler	3,101
Mark N. Sklar	2,144
Quentin P. Smith, Jr.	3,101

DIRECTOR INDEPENDENCE AND RELATED PARTY TRANSACTIONS

Independence Determinations

Under the corporate governance listing standards of the NYSE and the Company’s Corporate Governance Guidelines, the Board must consist of a majority of independent directors. In making independence determinations, the Board observes NYSE and Securities and Exchange Commission (“SEC”) criteria and considers all relevant facts and circumstances. Under NYSE corporate governance listing standards, to be considered independent:

•	the director must not have a disqualifying relationship, as defined in the NYSE standards; and
•	the Board must affirmatively determine that the director otherwise has no material relationship with the Company directly, or as an officer, stockholder or partner of an organization that has a relationship with the Company.

The Board, through its Nominating and Corporate Governance Committee, annually reviews all relevant business relationships any director and director nominee may have with the Company. As a result of its annual review, the Board has determined that none of the following director nominees has a material relationship with the Company and, as a result, such director nominees are independent: Joseph M. Donovan, Morton H. Fleischer, William F. Hipp, Einar A. Seadler, Mark N. Sklar, and Quentin P. Smith, Jr.

Christopher H. Volk, who serves as the Company’s President and Chief Executive Officer, and Mary Fedewa, who serves as the Company’s Executive Vice President – Acquisitions, are executive officers of the Company and therefore are not independent directors.

All of the directors who serve as members of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent as required by the NYSE corporate governance rules. Under these rules, our Audit Committee members also satisfy the separate SEC independence requirement and our Compensation Committee members also satisfy the additional NYSE independence requirement.

Certain Relationships and Related Party Transactions

Our Board has adopted a written statement of policy regarding transactions with related persons, which we refer to as our “related person policy.” Our related person policy requires that a “related person” (as defined in paragraph (a) of Item 404 of Regulation S-K under the Securities Act of 1933, as amended) must promptly disclose to our Chief Compliance Officer any transaction in which the amount involved exceeds $1,000 and in which any related person had or will have a direct or indirect material interest and all material facts with respect thereto. Following a determination of whether the proposed transaction is material to the Company (with any transaction in which the amount involved exceeds $50,000 being deemed material for purposes of the related party policy), the Chief Compliance Officer will report the transaction to the Audit Committee for its approval. No related person transaction will be executed without the approval or ratification of the Audit Committee. It is our policy that directors interested in a related person transaction will recuse themselves from any vote on a related person transaction in which they have an interest. The Audit Committee will consider all relevant facts and circumstances when deliberating such transactions, including whether such transactions are in, or not inconsistent with, the best interests of the Company and its stockholders.

The following is a summary of related party transactions since January 1, 2016. The related party transactions listed below were all approved by the Audit Committee and/or the Board.

•	Julie N. Bennett, who is our Senior Vice President—Tax Director, is the spouse of Michael T. Bennett, who is Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company. For 2016, STORE paid Mrs. Bennett total compensation of $493,062, comprised of salary, bonus, the value of restricted stock granted during 2016, and STORE contributions to the STORE 401(k) plan.
•	In connection with our IPO, we entered into a registration rights agreement with STORE Holding, our former majority stockholder, pursuant to which we agreed to provide certain “demand” registration rights and customary “piggyback” registration rights. The registration rights agreement also provided that we pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities which may arise under securities laws. For common stock offerings completed through April 2016, we incurred approximately $0.8 million of expenses on behalf of STORE Holding. On April 1, 2016, STORE Holding sold all of its remaining shares in the Company and no longer holds any shares of our common stock.
•	We are a party to indemnification agreements with our directors and reporting officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Maryland law and our charter against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under securities laws may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

EXECUTIVE COMPENSATION

PROPOSAL NO. 2— ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

•	What am I voting on?

Stockholders are being asked to approve, on an advisory basis, the compensation of the named executive officers as described in the Compensation Discussion and Analysis section beginning on page 24 and the Compensation Tables section beginning on page 35.

•	Voting recommendation:

“FOR” the advisory vote to approve the compensation of our named executive officers. The Compensation Committee takes very seriously its role in the governance of the Company’s compensation programs and will take into account the outcome of the advisory vote when considering future executive compensation decisions.

•	Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the results of this proposal.

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Rule 14a-21 under the Exchange Act, the Company requests that our stockholders cast a non-binding, advisory vote to approve the compensation of the Company’s named executive officers identified in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement. This proposal, commonly known as the “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders hereby approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosures.”

Details concerning how we implement our compensation philosophy and structure our plans to meet the objectives of our compensation program are provided in the section titled “Compensation Discussion and Analysis” set forth below in this Proxy Statement. In particular, we discuss how we design performance-based compensation programs and set compensation targets and other objectives to maintain a close correlation between executive pay and Company performance.

This vote is merely advisory and will not be binding upon the Company, the Board or the Compensation Committee, nor will it create or imply any change in the duties of the Company, the Board or the Compensation Committee. The Compensation Committee will, however, take into account the outcome of the vote when considering future executive compensation decisions. The Board values constructive dialogue on executive compensation and other significant governance topics with the Company’s stockholders and encourages all stockholders to vote their shares on this important matter.

Board Recommendation

The Board recommends that you vote “FOR” the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

EXECUTIVE OFFICERS

Set forth below is biographical information with respect to each of our executive officers in fiscal year 2016 (collectively, the “Named Executive Officers” or “NEOs”), except Mr. Volk, the Company’s President and Chief Executive Officer, and Ms. Fedewa, the Company’s Executive Vice President-Acquisitions. Mr. Volk and Ms. Fedewa also serve as directors of the Company and their respective biographical information is available above in the section titled “Governance - Proposal 1: Election of Directors—Information Regarding the Board of Directors.”

Catherine Long

Ms. Long was one of the Company’s founders in May 2011 and has served as its Executive Vice President—Chief Financial Officer, Treasurer and Assistant Secretary since its organization. Ms. Long has over 30 years of accounting, operating and financial management expertise. Prior to co-founding the Company, Ms. Long was CFO, Senior Vice President and Treasurer of Spirit from its inception in August 2003 to February 2010. Prior to Spirit, Ms. Long served in various capacities with FFCA and its successor, GE Capital Franchise Finance. Ms. Long was also FFCA’s Principal Accounting Officer and actively participated in FFCA’s real estate limited partnership rollup, as well as numerous securitization transactions and business combinations. Prior to her employment with FFCA, Ms. Long was a senior manager specializing in the real estate industry with the international public accounting firm of Arthur Andersen in Phoenix, Arizona. She was named CFO of the Year in 2008 by the Arizona chapter of Financial Executives International. She received a B.S. degree in accounting with high honors from Southern Illinois University and has been a certified public accountant since 1980.
Officer Since: Age:	2011 60

Christopher K. Burbach

Mr. Burbach joined the Company in February 2012 and has served as the Company’s Executive Vice President—Underwriting since that time. Mr. Burbach has a broad range of experience in credit, underwriting and financial analysis. Prior to joining the Company, Mr. Burbach served in numerous capacities at Spirit from February 2006 to January 2012, including most recently as Vice President of Investment Management responsible for managing the investments of the company’s $3.5 billion real estate portfolio. Mr. Burbach also managed the Underwriting group at Spirit. Prior to Spirit, Mr. Burbach served as Chief Executive Officer of VM Management, Inc., which owned a for profit private school and managed a nonprofit charter school in Phoenix, Arizona. Prior to VM Management, Mr. Burbach was a consultant with Navigant Consulting, Inc. (NYSE: NCI) in San Francisco, California, engaged in financial consulting for the Construction and Government Industries Groups. Mr. Burbach received a B.S. degree in Finance from Santa Clara University and an M.B.A. degree from Arizona State University. Mr. Burbach is also a CFA Charterholder.
Officer Since: Age:	2012 41

Michael J. Zieg

Mr. Zieg was one of the Company’s founders in May 2011 and serves as its Executive Vice President—Portfolio Management, Assistant Secretary and Assistant Treasurer. Mr. Zieg has spent nearly 20 years in the commercial real estate industry with experience in finance, transaction structuring, credit, and asset management and recovery. Prior to co-founding the Company, Mr. Zieg was Senior Vice President—Portfolio Management at Spirit from 2007 to February 2010 where he oversaw portfolio management for a net-lease real estate portfolio in excess of $3.5 billion. From 1997 to 2007, Mr. Zieg was with the national law firm of Kutak Rock LLP, where he was a partner focusing on corporate finance and securities transactions. Mr. Zieg represented Spirit as outside legal counsel beginning with its inception in 2003 through its sale to a private consortium in 2007 when he joined the company. Prior to assisting in the formation of Spirit, he also represented FFCA as outside counsel from 1997 until its sale to GE Capital in 2001. Mr. Zieg received a B.B.A. degree in Finance from Texas A&M University and a J.D. degree from the University of Denver.
Officer Since: Age:	2011 44

Michael T. Bennett

Mr. Bennett was one of the Company’s founders in May 2011 and served as the Company’s Executive Vice President—Operations, Chief Compliance Officer and Corporate Secretary from its organization until late 2013, when he was named Executive Vice President—General Counsel, Chief Compliance Officer, Corporate Secretary and Assistant Treasurer. Mr. Bennett has over 30 years of legal, transactional and operational experience in the real estate and finance industries. Prior to co-founding the Company, Mr. Bennett was Senior Vice President—Operations, Chief Compliance Officer and Corporate Secretary at Spirit from early 2005 to February 2010, where he was involved in structuring, negotiating and closing all of its real estate and debt related transactions, including the largest retail sale leaseback transaction in the United States in 2006. From 1991 to 2000, Mr. Bennett served as Vice President and General Counsel of Farmer Mac (NYSE:AGM), a government sponsored enterprise providing financing to America’s agricultural industry. Mr. Bennett’s legal career included several years in private law practice with Brown & Wood, a New York based law firm that subsequently merged with the law firm of Sidley Austin, concentrating on complex mortgage and other asset-based structured finance transactions. He received a B.A. degree summa cum laude in Government and Foreign Affairs from Hampden Sydney College (where he was elected to Phi Beta Kappa) and a J.D. degree from the University of Virginia Law School. He is a member of the bars of the District of Columbia, the State of New York and the Commonwealth of Virginia.
Officer Since: Age:	2011 59

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation program and provides information regarding the compensation paid to each of our Named Executive Officers in fiscal year 2016.

Compensation Philosophy and Objectives

We believe the most effective compensation program is one that promotes our ability to attract and retain highly qualified and motivated individuals who are aligned with the interests of our stockholders. Our Compensation Committee seeks to develop a well-balanced program that contains a competitive annual base salary but that is weighted towards variable at-risk pay elements through the use of our short-term cash incentive and long-term equity-based compensation. We foster a culture where our NEOs may increase their cash compensation by contributing to measurable financial performance metrics of the Company, and require meaningful value creation in the form of return to our stockholders in order to earn a significant portion of their equity compensation. Each element of our compensation program is discussed in more detail below.

To further these objectives, we adhere to the following compensation and corporate governance practices:

What We Do:		What We Don’t Do:
✔	We Pay for Performance. A substantial portion of our compensation is not guaranteed but rather linked to the achievement of key financial metrics that are disclosed to our stockholders.	✘	No Automatic Salary Increases or Guaranteed Bonuses. We do not guarantee annual salary increases or bonuses and none of the employment agreements with our NEOs contain such provisions.

✔
We Balance Short-Term and Long-Term Incentives. Our incentive programs provide a balance of annual and longer-term incentives, including a variety of performance metrics that measure both absolute and relative performance; our existing long-term incentive program exclusively uses total shareholder return to measure performance.
		✘	No Tax Gross-Ups. We do not provide tax gross-ups on any severance, change-in-control or other payments.

✔
We Can Claw Back Compensation. Our independent directors have the ability to recoup incentive compensation if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of our named executive officers.
✘
No Payment of Dividends or Dividend Equivalents on Unvested Performance-Based Restricted Stock Units. Performance-based restricted stock units do not receive dividends or dividend equivalents until the shares are vested.

✔	We Retain an Independent Compensation Consultant. Our Compensation Committee engages an independent consultant to provide guidance on a variety of compensation matters.	✘	No Excessive Perquisites. Our NEOs are provided with limited perquisites and benefits.

✔	We Seek Alignment with Our Stockholders. We require both our named executive officers and our directors to maintain a meaningful ownership stake at levels specified in our stock ownership policy.	✘	No Hedging or Pledging. We have policies that prohibit our officers and directors from hedging, effecting short sales, or pledging our stock.

2016 Performance Highlights

In 2016, the Company strengthened its position as the leader in the acquisition, investment and management of Single Tenant Operational Real Estate, which is our target market and the inspiration for our name. The decisions made by the Compensation Committee and the Board on the compensation of our NEOs are reflective of the Company’s successes during the year, which include:

•	We completed record new acquisition volume of over $1.2 billion in 367 property locations at a weighted average initial real estate capitalization rate of 7.9% on the properties we acquired.
•	We increased comparable Adjusted Funds From Operations (“AFFO”) by 34.0% and AFFO per share by 10.1%, and meaningfully reduced our leverage target to 5.75x – 6.25x Funded Debt to EBITDA.
•	We declared dividends totaling $1.12 per share of common stock to our stockholders and, in the third quarter of 2016, we raised our quarterly dividend 7.4% from our previous quarterly dividend amount.
•	During 2016, we received a BBB- rating with a positive outlook from Standard & Poor’s, complementing our BBB- credit rating from Fitch Ratings, Inc., which we received in 2015.
•	Between February 1, 2016 and April 1, 2016, STORE Holding, which was owned by certain investment funds managed by Oaktree Capital Management, L.P. and had been our largest stockholder, completed three secondary stock offerings in which it sold all of its shares of our common stock and, as of April 1, 2016, no longer owned any shares of our common stock.
•	In April 2016, we closed on our second offering of investment-grade rated senior unsecured notes in an aggregate principal amount of $200 million. In April 2016, we also closed on a $100 million five-year unsecured bank term loan and expanded our unsecured credit facility to $500 million by accessing $100 million of availability under the accordion feature.
•	In May 2016, we completed a follow-on public offering of our common stock in which we received proceeds aggregating $304.6 million, net of underwriters’ discounts and offering expenses.
•	In September 2016, we launched our inaugural “At the Market,” or ATM, equity offering program, under which, from time to time, we offer and sell shares of our common stock up to a maximum amount of $400 million. During 2016, we raised aggregate net proceeds of $159.3 million from sales of shares under the ATM program.
•	In October 2016, we issued our seventh series of A+ rated STORE Master Funding net-lease mortgage notes payable, aggregating $335 million in principal amount, selling $200 million of the notes and retaining $135 million of the notes for future sale.
•	As of December 31, 2016, our total gross investment in real estate had reached approximately $5.1 billion, of which $2.2 billion was unencumbered. Our long-term outstanding debt totaled $2.3 billion at December 31, 2016, up from $1.8 billion at the end of 2015. Approximately $1.9 billion of our total long-term debt was secured debt and approximately $2.9 billion of our investment portfolio served as collateral for these outstanding borrowings.

AFFO is a non-GAAP measure. For a discussion of the manner in which we compute AFFO and to view a table setting forth a reconciliation of our AFFO to our net income (as determined in accordance with U.S. generally accepted accounting principles), please see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures, on page 50 of our Annual Report filed with the SEC on February 24, 2017.

How We Determine Compensation

Role of the Compensation Committee. The Compensation Committee oversees the design, development and implementation of our executive compensation program. The Compensation Committee also administers our compensation plans and awards for the Company’s directors and Named Executive Officers and is primarily responsible for reviewing and approving our compensation policies and the compensation paid to our Named Executive Officers. The Compensation Committee’s responsibilities are set forth in its written charter and are more fully described in this Proxy Statement under the heading “Governance – Board and Committee Governance—Committees and Meetings of the Board of Directors of the Company.”

Role of Management. Certain of our Named Executive Officers, principally our CEO and CFO, work closely with the Compensation Committee and its consultant to analyze relevant peer data and to provide input into the compensation program design. Management assists the Compensation Committee’s consultant in its survey of executive compensation by providing historical compensation information. Management makes recommendations of the program design for the Named Executive Officers for consideration by the Compensation Committee.

Role of Compensation Consultant. In 2016, the Compensation Committee engaged FPL as its independent compensation consultant to assist the Compensation Committee with the structure of our executive compensation program. The consultant provided the Compensation Committee with market data and made recommendations with respect to compensation mix and levels. The Compensation Committee has conducted an independence assessment of its consultant and has determined that no conflict of interest exists that would require disclosure under SEC rules. FPL does not provide services to the Company in any other capacity.

Competitive Market Analysis. In developing our 2016 executive compensation program, the Compensation Committee, with the assistance of FPL and management, gathered and reviewed the compensation practices, salary levels and target incentive levels of other publicly traded REITs (the “Peer Group”) to determine market practices and to ensure that 2016 executive compensation was set at levels that would attract and motivate qualified executives. In selecting the Peer Group, the Compensation Committee and FPL focused on REITs comparable to the Company in terms of asset focus, structure, size and/or growth. As an initial part of the selection process, the Compensation Committee, with FPL’s assistance, compiled a list of companies that either focus on or maintain a large component tied to net-lease real estate investments and, to the extent possible, have total capitalizations that are generally within 0.5x-2.0x the Company’s total capitalization. Thereafter, and in order to have a more robust comparator set, companies were selected if they exhibited similar size and growth trajectories as the Company. Applying these criteria, FPL recommended, and the Compensation Committee approved, inclusion of the following companies in the Peer Group:

Name	Property Focus	Headquarters	Number of Employees	Total Capitalization (in millions)
VEREIT, Inc.*	Other Retail	Phoenix, AZ	350	$15,880
Omega Healthcare Investors,Inc.*	Health Care	Hunt Valley, MD	60	$10,775
National Retail Properties, Inc.*	Other Retail	Orlando, FL	65	$9,736
Spirit Realty Capital,Inc.*	Other Retail	Dallas, TX	84	$8,917
EPR Properties*	Diversified	Kansas City, MO	57	$7,400
Medical Properties Trust, Inc.	Health Care	Birmingham, AL	54	$6,676
Gramercy Property Trust Inc.*	Diversified	New York, NY	96	$6,424
Apple Hospitality REIT, Inc.	Hotel	Richmond, VA	56	$5,792
iStar Inc.	Diversified	New York, NY	193	$5,234
LaSalle Hotel Properties	Hotel	Bethesda, MD	35	$4,947
Lexington Realty Trust*	Diversified	New York, NY	59	$4,589
Sunstone Hotel Investors, Inc.	Hotel	Aliso Viejo, CA	48	$4,542
National Health Investors, Inc.*	Health Care	Murfreesboro, TN	15	$4,071
STAG Industrial, Inc.*	Industrial	Boston, MA	68	$3,186
Median			60	$6,108
Average			89	$7,012
STORE Capital Corporation	Diversified	Scottsdale, AZ	68	$6,289
Relative Percentile Rank			69%-ile	52%-ile

Source: SNL Financial

*	Denotes a net-lease oriented company.

The Compensation Committee reviews each compensation element and aggregate total direct compensation (the sum of base salary, cash incentives and long-term incentives) for each of our Named Executive Officers compared to similarly situated employees of companies in the Peer Group, but does not target compensation to a specific percentile of the market data. In determining actual pay levels, the Compensation Committee considers the Peer Group data as well as other factors that, in its collective judgment, it believes to be relevant, including the executive’s experience and performance, internal pay equity, scope of responsibilities and specific skills, his or her ability to impact business results, and other business events or conditions.

Elements of 2016 Compensation

The Named Executive Officers’ 2016 compensation was set forth in an annual written compensation plan as approved by the Compensation Committee and the Board. For 2016, the compensation of our Named Executive Officers consisted of three principal components:

•	Base salary;
•	Short-term incentives (annual cash bonus program); and
•	Long-term incentives (equity-based compensation program).

The following chart presents the overall target mix of compensation elements for the CEO and all other NEOs as a group for 2016:

Set forth below is a discussion of each of the principal components of 2016 compensation for our NEOs.

Base Salary. Base salary represents a stable means of cash compensation to our Named Executive Officers. Our goal in setting base salary amounts is to provide competitive compensation that reflects the contributions and skill levels of each executive. As shown above, however, consistent with our philosophy of tying pay to performance, our executives receive a relatively small percentage of their overall target compensation in the form of base salary.

We generally implement any base pay increases on a calendar year basis, while reserving the ability to make mid-year increases to reflect a promotion, increased responsibilities or other factors. In 2016, the Compensation Committee approved base salary increases to bring all Named Executive Officers in line with similarly situated employees of companies in the Peer Group, which required a higher than average increase for certain of our officers. In particular, the Compensation Committee believed that Mr. Volk's salary was significantly below the median of the chief executive officers in the Peer Group and that he merited a base salary increase of 20%. The table below includes each Named Executive Officer’s base salary as of December 31, 2016 in comparison to his or her base salary as of December 31, 2015.

NEO	Base Salary at December 31, 2016	Base Salary at December 31, 2015	% Increase
Christopher Volk	$725,000	$600,000	20.1%
Mary Fedewa	$450,000	$420,000	7.1%
Catherine Long	$430,000	$420,000	2.4%
Christopher Burbach	$340,000	$330,000	3.0%
Michael Zieg	$340,000	$330,000	3.0%
Michael Bennett	$340,000	$320,000	6.3%

Short-Term Incentives. Payment opportunities for cash awards under the annual cash bonus program administered pursuant to our STORE Capital Corporation 2015 Omnibus Equity Incentive Plan (the “2015 Incentive Plan”) are expressed as a percentage of base salary and reflect each individual’s contributions to the Company and the market level of compensation for such position. Our annual cash bonus program is designed to motivate the Company’s executive officers to achieve performance goals established by the Compensation Committee that reinforce our annual business plan, to assist the Company in attracting and retaining qualified executives and to promote the alignment of the Named Executive Officers’ interests with those of the Company’s stockholders. In administering the annual cash bonus program, the Compensation Committee may make adjustments to the performance goals in recognition of unusual or non-recurring events affecting the Company or to reflect modifications made to our annual business plan.

For 2016, the Compensation Committee approved the following threshold, target and maximum award opportunities, expressed as a percentage of base salary, which the executives are eligible to receive under the annual cash bonus program. Straight line interpolation is used to determine awards for results in between performance levels:

	Payout Opportunities (as a percentage of base salary)
NEO	Threshold	Target	Maximum
Christopher Volk	60%	120%	180%
Mary Fedewa	50%	100%	150%
Catherine Long	45%	85%	125%
Christopher Burbach	45%	85%	125%
Michael Zieg	45%	85%	125%
Michael Bennett	45%	85%	125%

As illustrated in the chart below, all of the Named Executive Officers were eligible to earn annual cash bonuses based 75% on the Company’s achievement of identified corporate performance metrics (as described in more detail below) and 25% on satisfaction of individual goals specifically developed for each Named Executive Officer by the Compensation Committee. The Compensation Committee weighted corporate metrics more heavily than individual performance metrics to better align our NEOs with our stockholders because such metrics represent the primary drivers of the Company’s financial performance.

2016 Annual Incentive Program Design

Corporate Performance. As stated above, 75% of the 2016 annual cash bonus opportunity was based on corporate performance metrics established by the Compensation Committee. For 2016, the Compensation Committee identified the following four primary quantitative measures (and assigned the associated weightings) to evaluate corporate performance:

•	AFFO Per Share (45%): because it is considered a meaningful measure of a REIT’s operating performance and an indicator of its continued ability to pay dividends;

•	Origination Volume (11.25%): because income generated from new investment volume impacts not only current period results but also contributes to income in future years;
•	Return on Equity (11.25%): because this ensures that management focuses on growth in AFFO relative to increases in our equity, which is reflective of both improved operating performance and expense management; and
•	Debt to EBITDA (7.5%): because this measure encourages management to focus on growth in operating results while maintaining appropriate levels of debt.

The illustrations below set forth the 2016 corporate performance goal levels, as well as actual results for each performance measure:

(1)	AFFO is a non-GAAP measure. For a discussion of the manner in which we compute AFFO and to view a table setting forth a reconciliation of our AFFO to our net income (as determined in accordance with U.S. generally accepted accounting principles), please see Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations – Non-GAAP Measures, on page 50 of our Annual Report filed with the SEC on February 24, 2017. AFFO per Share is calculated by dividing AFFO by our weighted-average common shares outstanding on a fully diluted basis.
(2)	Represents our annual investment volume excluding non-cash items and investments meant to be temporary in nature.
(3)	Represents AFFO on a run-rate basis as of period end divided by average adjusted stockholders’ equity.
(4)	Represents outstanding debt divided by EBITDA calculated on a run-rate basis, as an average of the four quarterly periods. EBITDA is a non-GAAP measure, which we calculate by adding back to our net income amounts in respect of interest, depreciation and amortization and interest expense.

Individual Performance. The remaining 25% of the 2016 annual cash bonus opportunity was based on individual goals specifically developed for each Named Executive Officer that were designed to further drive our corporate metrics and contribute to successfully achieving our annual business plan and, with respect to each Named Executive Officer other than the CEO, to enhance the efficiency of each NEO’s department and the processes he or she oversees. In the case of the CEO, he only achieves his individual performance goal to the extent the other NEOs achieve their individual goals. In the case of the remaining NEOs, the individual performance goals generally included the completion or implementation of various projects, improvements, streamlines and/or processes supplementary to each of their primary executive management roles within the Company, including the following: for Ms. Fedewa, prospecting for acquisition opportunities and marketing and corporate communications initiatives; for Ms. Long, budget streamlining, improving electronic document storage organization and developing a policy and procedures manual; for Mr. Burbach, improving underwriting metrics, increasing process automation and enhancing employee training; for Mr. Zieg, preparing disaster recovery contingencies, improving customer service and enhancing data integrity; and for Mr. Bennett, driving closing cost reductions, developing a records retention policy and implementing legal best practices. Each NEO’s individual goals are not ranked in order of importance or assigned individual values with respect to the bonus amount, and the determination of achievement of goals is made by the Compensation Committee in its discretion.

2016 Payouts. For 2016, each Named Executive Officer earned a cash bonus based on the weighted achievement of corporate metrics and the successful completion of individual goals. The following table shows the actual payouts for each NEO under the annual cash bonus program for 2016:

NEO	Actual Payout
Christopher Volk	$1,272,375
Mary Fedewa	$675,000
Catherine Long	$537,500
Christopher Burbach	$371,875
Michael Zieg	$425,000
Michael Bennett	$425,000

Long-Term Incentives. Our 2015 Incentive Plan allows for awards of restricted shares of the Company’s common stock and other awards and performance-based grants to officers, directors and key employees of the Company, including our Named Executive Officers. We expect to make equity grants to our NEOs as part of our annual compensation program to align their long-term interests with those of our stockholders and to maintain the competitiveness of our total compensation package. The Board has delegated responsibility for administration of the 2015 Incentive Plan, including the authority to approve awards, to the Compensation Committee. It is the Compensation Committee’s policy to review and approve all annual equity compensation awards to directors, officers, and all other eligible key employees at its first regularly scheduled meeting of each year, which typically occurs in the first quarter of each year.

During 2016, we granted time-based restricted stock and performance-based restricted stock units (“RSUs”) to our executive officers. The Compensation Committee believes restricted stock and performance-based RSUs are a more meaningful tool for compensating our Named Executive Officers as compared to other equity-based awards such as stock options because a significant component of returns on the common stock of REITs generally takes the form of dividends as opposed to being limited solely to price appreciation. While STORE has never issued stock options or other forms of equity compensation to its employees, the Compensation Committee intends to monitor equity compensation trends in the REIT industry and may use other forms of equity compensation, including stock options, in the future to achieve our desired compensation objectives. The Compensation Committee believes that the equity awards granted in 2016 appropriately align the long-term interests of our Named Executive Officers with those of our stockholders.

During 2016, the Compensation Committee approved the target equity grants shown in the table below, expressed as a percentage of base salary, to the NEOs, of which:

(i)	75% were granted in the form of performance-based RSUs that are eligible for vesting at the end of a three-year performance period ending December 31, 2018, with 50% of the RSUs vesting based on the achievement of an absolute Total Shareholder Return (“TSR”) of the Company and 50% of the RSU’s vesting based on the TSR of the Company relative to a custom REIT peer group (the “Custom Peer

Group Index”), as further described below. If earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2018 and 50% will vest on December 31, 2019, subject to the NEO’s continued employment through such date.

(ii)	25% were granted in the form of time-based restricted stock that vests in annual increments over a four-year period assuming continued employment of the NEO.
NEO	Target Value of Equity Grant (as a percentage of base salary)
Christopher Volk	275%
Mary Fedewa	200%
Catherine Long	175%
Christopher Burbach	125%
Michael Zieg	125%
Michael Bennett	125%

The actual number of shares of time-based restricted stock and RSUs awarded to each NEO was determined by dividing the applicable grant amount (in dollars) by the closing price of the Company’s common stock on December 31, 2015, the final trading date prior to commencement of the RSU performance period. The table below reflects the number of shares of time-based restricted stock and RSUs (at target) granted to each of our NEOs in 2016, as well as the target value of those awards:

Name	# of Restricted Shares	# of Performance-Based RSUs (at Target)	Target Value of Restricted Shares and RSUs ($)
Christopher Volk	21,485	64,453	$1,993,750
Mary Fedewa	9,698	29,095	$900,000
Catherine Long	8,109	24,327	$752,500
Christopher Burbach	4,580	13,739	$425,000
Michael Zieg	4,580	13,739	$425,000
Michael Bennett	4,580	13,739	$425,000

As with other elements of compensation, the Compensation Committee based individual equity-based incentive awards on such individual’s contributions to STORE and the market level of compensation for such position without benchmarking against a specific percentile. Holders of time-based restricted stock are entitled to dividends when paid by the Company and performance-based RSUs accrue a dividend equivalent that is paid in cash when and, solely to the extent, the underlying RSUs vest.

The following table illustrates the performance measurement period and vesting period, as applicable, of our 2016 long-term equity incentive award grants:

Award Date
January Year 1
Year 1
Year 2
Year 3
Year 4
50%
50%
Performance Measurement Period (3 Years)
Vesting Period
Performance-Based Restricted Stock
25%
25%
25%
25%
Time-Based Restricted Stock
Vesting Period

TSR, which captures both changes in stock price and dividends paid, is the sole metric used in assessing performance under the Company’s long term incentive program for the performance period ending December 31, 2018.

Absolute TSR Component.   With respect to the 50% of the performance-based RSUs that may be earned and become vested based on the achievement of an absolute TSR of the Company, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 233.33% of the target number, depending on our level of achievement of absolute TSR. In order to earn target level awards, the Company must achieve an absolute TSR of 9%. The specific requirements and corresponding award levels are contained in the table below:

Performance Level	Company Absolute TSR	RSUs Vested as a Percentage of Target
Threshold	8.0%	33.33%
Target	9.0%	100.00%
Maximum	10.0%	233.33%

As shown in the table above, threshold, target and maximum performance result in the Named Executive Officers earning 33.33%, 100% or 233.33% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the absolute TSR component are earned for performance below the threshold level, and payout is capped at 233.33% of the target number even if performance exceeds the maximum level.

Relative TSR Component.   With respect to the 50% of the performance-based RSUs that may be earned and become vested based on the achievement of the TSR of the Company relative to the Custom Peer Group Index, the actual number of performance-based RSUs that may be earned and become vested will be between 0% and 233.33% of the target number, depending on our level of achievement of TSR relative to the un-weighted average TSR of the Custom Peer Group Index (the “Index Return”). The Custom Peer Group Index is an index

(not weighted by market capitalization) that is comprised of eight select REITs that operate within the public net-lease industry. As a result of the direct net-lease investments across the companies comprising the Custom Peer Group Index, their performance is more closely correlated to the Company. For 2016, the following companies comprised the Custom Peer Group Index:

Agree Realty	Gramercy Property Trust	National Retail Properties	Spirit Realty Capital
EPR Properties	Lexington Realty Trust	Realty Income Corporation	W.P. Carey Inc.

In order to earn target level awards, the Company must outperform the Index Return by 5%. The specific requirements and corresponding award levels are contained in the table below.

Performance Level	Company TSR Relative to Index Return	RSUs Vested as a Percentage of Target
Threshold	Company TSR must be within 15% of Index Return	33.33%
Target	Company TSR must exceed Index Return by at least 5%	100.00%
Maximum	Company TSR must exceed Index Return by at least 25%	233.33%

As shown in the table above, threshold, target and maximum performance result in the Named Executive Officers earning 33.33%, 100% or 233.33% of the target number of performance-based RSUs associated with each performance level, with linear interpolation between specified levels. No performance-based RSUs under the relative TSR component are earned for performance below the threshold level, and payout is capped at 233.33% of the target number even if performance exceeds the maximum level.

Awards of performance-based RSUs were first made to our NEOs in 2015 covering a three-year performance period ending December 31, 2017. Accordingly, the actual number of performance-based RSUs that our NEOs earn with respect to the initial grant made in 2015 will not be determined until completion of our fiscal year ending December 31, 2017.

401(k) Plan

We have established a 401(k) retirement savings plan for our employees who satisfy certain eligibility requirements. Our NEOs are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation within prescribed limits, generally on a pre- or post-tax basis, through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and provides further incentives to our employees, including our NEOs, in accordance with our compensation policies.

Tax and Accounting Considerations

Section 162(m) of the Code generally provides that a publicly-held corporation may not deduct in any one taxable year compensation in excess of $1 million paid to its CEO and the next three highest compensated officers (other than the CFO) employed on the last day of the fiscal year, unless the compensation is qualifying performance-based compensation and detailed criteria are satisfied. The Compensation Committee considers Section 162(m) in making awards and generally provides awards designed to be deductible, provided additional requirements are satisfied. However, the Compensation Committee retains flexibility to provide compensation outside those requirements when it considers it appropriate to achieve our compensation objectives. For this and other reasons, the Compensation Committee will not necessarily limit executive compensation to the amount deductible under Section 162(m).

The Compensation Committee periodically reviews the estimated accounting and tax impacts of material elements of our executive compensation program. These factors are considered along with other factors in making awards as to whether the program is consistent with our compensation objectives.

Compensation Risk Assessment

The Company and the Compensation Committee consider many factors in making compensation decisions for our Named Executive Officers. One factor is the risk associated with our compensation programs. During the first quarter of fiscal year 2017, the Compensation Committee conducted its annual risk assessment of our compensation policies and practices covering all employees. After a review and assessment of potential risks, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•	the Compensation Committee engages an independent, external compensation consultant to assist with developing the executive compensation program;
•	the Compensation Committee maintains the right, in its sole discretion, to modify the compensation policies and practices at any time;
•	the Compensation Committee has elected to use time-based restricted stock and performance-based RSUs that provide our NEOs with a significant interest in the long-term performance of our stock, are subject to forfeiture upon certain employment termination events, and are capped;
•	short-term cash incentive awards are based on metrics related to Company financial and operational goals;
•	our stock ownership policy requires our NEOs and directors to own meaningful levels of our stock; and
•	pursuant to agreements with each of the NEOs, the Company may recover all or a portion of any bonus or incentive compensation paid, or cancel stock-based awards granted, to him or her if the Company’s financial results are restated or materially misstated due in whole or in part to intentional fraud or misconduct by one or more of the Company’s NEOs.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed the disclosures under the caption “Compensation Discussion and Analysis” contained in this Proxy Statement and has discussed such disclosures with the management of the Company. Based on such review and discussion, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in the Proxy Statement and incorporated by referenced into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Members of the Compensation Committee

Quentin P. Smith, Jr., Chair
Morton H. Fleischer
Mark N. Sklar

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the fiscal year ended December 31, 2016, each of Messrs. Derek Smith (a former director), Quentin P. Smith, Jr., Morton H. Fleischer, and Mark N. Sklar served as a member of our Compensation Committee. None of the former or current members of our Compensation Committee has ever been an officer or employee of the Company. None of our executive officers has served as a member of the board of directors, compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

COMPENSATION TABLES

Summary Compensation Table

The following table sets forth for each of the NEOs the compensation amounts paid or earned for the fiscal years ended December 31, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Christopher Volk President and Chief Executive Officer	2016	725,000	—	3,009,537	1,272,375	30,738	5,037,650
	2015	600,000	—	1,941,119	900,000	30,506	3,471,625
	2014	600,000	600,000	1,961,898	—	30,400	3,192,298

Mary Fedewa Executive Vice President— Acquisitions	2016	450,000	—	1,358,529	675,000	27,335	2,510,864
	2015	420,000	—	1,087,030	567,000	28,835	2,102,865
	2014	420,000	420,000	941,584	—	26,659	1,808,243

Catherine Long Executive Vice President— Chief Financial Officer and Treasurer	2016	430,000	—	1,135,892	537,500	23,652	2,127,044
	2015	420,000	—	951,146	525,000	23,613	1,919,759
	2014	420,000	420,000	941,584	—	23,374	1,804,958

Christopher Burbach Executive Vice President— Underwriting	2016	340,000	—	641,534	371,875	23,449	1,376,858
	2015	330,000	—	533,809	396,000	22,819	1,282,628
	2014	330,000	330,000	803,829	—	21,879	1,485,708

Michael Zieg Executive Vice President— Portfolio Management	2016	340,000	—	641,534	425,000	20,211	1,426,745
	2015	330,000	—	533,809	396,000	20,172	1,279,981
	2014	330,000	330,000	803,829	—	19,933	1,483,762

Michael Bennett Executive Vice President— General Counsel, Chief Compliance Officer and Secretary	2016	340,000	—	641,534	425,000	30,575	1,437,109
	2015	320,000	—	517,627	384,000	29,041	1,250,668
	2014	320,000	320,000	791,218	—	29,833	1,461,051
(1)	Cash bonuses paid in February 2016 and 2017 for performance during 2015 and 2016, respectively, are presented under the column labeled “Non-Equity Incentive Plan Compensation” because they were awarded in accordance with an incentive plan.
(2)	The amounts included in this column reflect the aggregate grant date fair value of restricted stock and RSUs calculated in accordance with FASB ASC Topic 718. The fair value reflects the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The amounts in this column for each fiscal year exclude the effect of any estimated forfeitures of such awards. The basis for the calculation of these amounts is included in Note 7 to our audited consolidated financial statements for fiscal year 2016, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.
(3)	The amounts included in this column represent the annual cash incentive amounts awarded under our 2015 Incentive Plan, earned in the year indicated and paid in the following year. The cash incentive amounts awarded to our NEOs for 2016 under the 2015 Incentive Plan are described in more detail in the Compensation Discussion and Analysis under the heading “Elements of 2016 Compensation—Short-Term Incentives.”
(4)	The following table sets forth the amounts of other compensation, including perquisites and other personal benefits, paid to, or on behalf of, our NEOs included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to us.
Name	Year	Disability Insurance Premium ($)	Annual Physical ($)	Club Dues ($)	401(k) Match ($)	Total ($)
Christopher Volk	2016	10,451	1,287	8,400	10,600	30,738
	2015	10,451	1,235	8,220	10,600	30,506
	2014	10,451	1,149	8,400	10,400	30,400

Name	Year	Disability Insurance Premium ($)	Annual Physical ($)	Club Dues ($)	401(k) Match ($)	Total ($)
Mary Fedewa	2016	8,335	—	8,400	10,600	27,335
	2015	8,335	1,500	8,400	10,600	28,835
	2014	8,335	—	7,924	10,400	26,659
Catherine Long	2016	11,012	—	2,040	10,600	23,652
	2015	11,012	—	2,001	10,600	23,613
	2014	11,012	—	1,962	10,400	23,374
Christopher Burbach	2016	5,493	—	7,356	10,600	23,449
	2015	5,493	—	6,726	10,600	22,819
	2014	5,493	30	5,956	10,400	21,879
Michael Zieg	2016	7,571	—	2,040	10,600	20,211
	2015	7,571	—	2,001	10,600	20,172
	2014	7,571	—	1,962	10,400	19,933
Michael Bennett	2016	10,607	1,490	7,878	10,600	30,575
	2015	10,607	1,108	6,726	10,600	29,041
	2014	10,607	1,402	7,424	10,400	29,833

Grants of Plan-Based Awards

The following table shows information regarding grants of plan-based awards made by the Company during 2016 to the individuals named below.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (#)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher Volk	—	435,000	870,000	1,305,000
	2/17/2016							21,485	547,653
	2/17/2016				21,485	64,453	150,390		2,461,884
Mary Fedewa	—	225,000	450,000	675,000
	2/17/2016							9,698	247,202
	2/17/2016				9,698	29,095	67,888		1,111,327
Catherine Long	—	193,500	365,500	537,500
	2/17/2016							8,109	206,698
	2/17/2016				8,109	24,327	56,762		929,194
Christopher Burbach	—	153,000	289,000	425,000
	2/17/2016							4,580	116,744
	2/17/2016				4,580	13,739	32,058		524,789
Michael Zieg	—	153,000	289,000	425,000
	2/17/2016							4,580	116,744
	2/17/2016				4,580	13,739	32,058		524,789
Michael Bennett	—	153,000	289,000	425,000
	2/17/2016							4,580	116,744
	2/17/2016				4,580	13,739	32,058		524,789
(1)	The amounts reported in these columns represent the range of possible annual cash incentive amounts that could have been paid to our NEOs under the 2015 Incentive Plan based upon achievement of specified performance targets set by the Compensation Committee in February 2016. The cash awards under the 2015 Incentive Plan are described in more detail in the Compensation Discussion and Analysis under the heading “Elements of 2016 Compensation—Short-Term Incentives.” The actual cash paid in February 2017 for performance in 2016 is reported in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above.
(2)	The amounts reported in these columns represent potential share payouts with respect to performance-based RSUs granted under the 2015 Incentive Plan. The number of shares of common stock to be earned and delivered with respect to these RSUs will be based (i) 50% on our achievement of total shareholder return (TSR) relative to the un-weighted average TSR of the Custom Peer Group Index over a three-year period ending December 31, 2018 and (ii) 50% based solely on our achievement of absolute TSR ranging from at least 8% to over 10%, also over a three-year performance period. If earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2018 and 50% will vest on December 31, 2019, subject to the NEO’s continued employment through such date. No shares are earned for less than threshold performance. The RSUs granted to our NEOs under the 2015 Incentive Plan are described in more detail in the Compensation Discussion and Analysis under the heading “Elements of 2016 Compensation—Long-Term Incentives.”

(3)	The amounts reported in this column reflect the time-based restricted stock granted to each of the NEOs in 2016. These shares are only subject to time-based vesting and vest 25% per year over a four-year period. The time-based restricted stock granted to our NEOs under the 2015 Incentive Plan is described in more detail in the Compensation Discussion and Analysis under the heading “Elements of 2016 Compensation—Long-Term Incentives.” The Company did not grant options during 2016.
(4)	The amounts included in this column reflect the aggregate grant date fair value calculated in accordance with FASB ASC Topic 718 of restricted stock and RSUs granted during 2016 pursuant to the 2015 Incentive Plan. The fair values in this column reflect the expected future cash flows of dividends and therefore dividends on unvested shares are not separately disclosed. The assumptions used in the calculation of the amounts shown are included in Note 7 to our audited consolidated financial statements, which are included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Additional information regarding the 2015 Incentive Plan is discussed in further detail in the Compensation Discussion and Analysis under the headings “Elements of 2016 Compensation—Long-Term Incentives” and “2015 Omnibus Equity Incentive Plan.”

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by each Named Executive Officer as of December 31, 2016 that have not vested.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Christopher Volk	117,534	2,904,265	271,862	6,717,710
Mary Fedewa	56,293	1,391,000	135,912	3,358,386
Catherine Long	54,215	1,339,653	116,283	2,873,353
Christopher Burbach	42,052	1,039,105	65,463	1,617,591
Michael Zieg	42,715	1,055,488	65,463	1,617,591
Michael Bennett	42,172	1,042,070	64,451	1,592,584
(1)	The following table sets forth the vesting schedule of the shares reported in this column for each NEO, which shares are subject to time-based vesting only and do not require the achievement of any corporate or individual performance targets to vest:
	Named Executive Officer
Vesting Date	Christopher Volk	Mary Fedewa	Catherine Long	Christopher Burbach	Michael Zieg	Michael Bennett
2/15/2017	52,559	24,838	24,559	19,933	20,596	20,415
2/15/2018	37,387	18,096	17,395	13,858	13,858	13,677
2/15/2019	22,217	10,935	10,234	7,116	7,116	6,935
2/15/2020	5,371	2,424	2,027	1,145	1,145	1,145
(2)	Market value was calculated using the closing price of our common stock as reported on the NYSE on December 30, 2016, which was $24.71.
(3)	Amounts in this column represent equity incentive plan awards made in both 2015 and 2016. The awards made in 2015 are performance-based RSUs that are eligible to vest based upon our achievement of TSR relative to the un-weighted average TSR of the Custom Peer Group Index over a three-year period ending December 31, 2017; if earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2017 and 50% will vest on December 31, 2018, subject to the NEO’s continued employment through such date. The awards made in 2016 are also performance-based RSUs that are eligible to vest based (i) 50% on our achievement of total shareholder return (TSR) relative to the un-weighted average TSR of the Custom Peer Group Index over a three year period ending December 31, 2018 and (ii) 50% based solely on our achievement of absolute TSR ranging from at least 8% to over 10%, also over a three-year performance period; if earned, shares of common stock representing 50% of the earned amount of RSUs will vest on December 31, 2018 and 50% will vest on December 31, 2019, subject to the NEO’s continued employment through such date.

Options Exercised and Stock Vested

The following table sets forth certain information regarding the vesting of equity awards held by each Named Executive Officer during 2016.

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Christopher Volk	58,976	1,479,118	(2)
	160	6,678,758	(3)
	140	2,344,131	(3)

Mary Fedewa	27,655	693,587	(2)
	60	2,504,534	(3)
	105	1,758,098	(3)

Catherine Long	28,104	704,848	(2)
	60	2,504,534	(3)
	105	1,758,098	(3)

Christopher Burbach	18,792	471,303	(2)
	—	—	(3)
	140	2,344,131	(3)

Michael Zieg	24,693	619,300	(2)
	60	2,504,534	(3)
	105	1,758,098	(3)

Michael Bennett	24,512	614,761	(2)
	60	2,504,534	(3)
	105	1,758,098	(3)
(1)	STORE does not currently grant stock options and therefore had no option exercises by any NEO in 2016.
(2)	Shares vested on February 15, 2016. Represents the value realized upon vesting calculated by multiplying $25.09, the closing price of our common stock on February 12, 2016 (the last trading date prior to the vesting date), by the number of shares that vested, less the par value of shares ($0.01 per share) paid by the NEO.
(3)	Represents the amounts distributed to our senior management team from STORE Holding, our former controlling stockholder, in respect of those Series B Units that became vested in 2016. The Series B Units were granted to members of our senior leadership team by STORE Holding in consideration of their services to STORE Holding in connection with the initial and secondary equity commitments of its members. The Series B Units were subject to vesting and forfeiture provisions (generally tied to continuing employment at the Company), with up to 75% of the Series B Units vesting annually in equal installments over five years from the date of issuance, and 25% vesting upon a final liquidation event. On April 1, 2016, following the sale by STORE Holding of its remaining shares of Company common stock, the holders of the Series B Units became eligible to receive cash distributions on their units.

The Series B Units were not issued as part of our compensation arrangements with our Named Executive Officers and our Compensation Committee, which was not established until our initial public offering in November 2014 (after all Series B Units had been issued), had no involvement in setting the terms and conditions of or in administering the STORE Holding issuances, viewed our senior management team’s equity interests in STORE Holding as investments in STORE Holding unrelated to compensation for services rendered to the Company, and did not consider these investments when establishing the Company’s compensation programs, setting salaries or designing short- and long-term incentive opportunities for our senior management team.

Pension Benefits and Nonqualified Deferred Compensation

There were no deferred compensation or defined benefit plans in place for 2016.

Potential Payments Upon Termination or Change of Control

Upon consummation of our initial public offering in November 2014, each of our NEOs entered into an employment agreement (each, an “Employment Agreement,” and collectively, the “Employment Agreements”) with STORE Capital Advisors, LLC, an Arizona limited liability company and wholly owned subsidiary of the Company (“STORE Capital Advisors”), and the Company as the guarantor of the obligations of STORE Capital Advisors thereunder. The Employment Agreements have a four-year term that commenced upon the consummation of the initial public offering in November 2014. The Employment Agreements include provisions that would require the Company or its successors to pay or provide certain compensation and benefits to the NEOs in the event of certain terminations of employment or a change of control of the Company.

Types of Compensation Payable upon Termination of Employment

The table below reflects the types of compensation payable to each of the NEOs in the event of a termination of the executive’s employment under the various circumstances described (in addition to any base salary, incentive bonus and other benefits that have been earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination):

Termination Scenario	Cash Severance		Restricted Stock(1)	Restricted Stock Units(1)	Other Benefits(2)
Death or Disability	Pro rata portion of target incentive bonus for which the NEO was eligible in the year of termination.		Immediate vesting of unvested shares of restricted common stock.
Immediate vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the date of termination, pro-rated for the number of days that have lapsed in the applicable performance period.

For a period of up to 18 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

Without “Cause”(3)	An amount equal to:		Immediate vesting of unvested shares of restricted common stock.
Immediate vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the date of termination, pro-rated for the number of days that have lapsed in the applicable performance period.

For a period of up to 12 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

	•	two times base salary (for the CEO) or one and one-half times base salary (for the other NEOs), plus
	•	the prior year’s target incentive bonus (whether received or not) , plus
	•	the current year’s target incentive bonus, pro-rated based on the date of termination.

For “Good Reason”(4)	An amount equal to:		N/A
Immediate vesting of unvested RSUs based on the actual level of achievement of the performance criteria as of the date of termination, pro-rated for the number of days that have lapsed in the applicable performance period.

For a period of up to 12 months, the excess of (1) the amount the NEO was required to pay monthly to maintain coverage under COBRA over (2) the amount the NEO would have paid monthly if he or she had continued to participate in our medical and health benefits plan.

	•	two times base salary (for the CEO) or one and one-half times base salary (for the other NEOs), plus
	•	the prior year’s target incentive bonus (whether received or not)
(1)	Any shares of restricted common stock or RSUs that are not vested upon termination are automatically forfeited.
(2)	Payable to the extent the NEO (or his or her eligible dependents in the event of the NEO’s death) is eligible for and elects continued coverage for himself or herself and his or her eligible dependents in accordance with COBRA.
(3)	For all NEOs, “Cause” means the NEO’s (i) refusal or neglect, in the reasonable judgment of our Board, to perform substantially all of his or her employment-related duties, which refusal or neglect is not cured within 20 days of receipt of written notice by us; (ii) willful misconduct; (iii) personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; (iv) conviction of or entering a plea of guilty or nolo contendre (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction); (v) willful violation of any federal, state or local law, rule or regulation that has a material adverse impact on our business or reputation or any of our affiliates, as determined in our Board’s reasonable discretion; or (vi) any material breach of the NEO’s non-competition, non-solicitation or confidentiality covenants.

(4)	For all NEOs, “Good Reason” means termination of employment by the NEO on account of any of the following actions or omissions taken without the NEO’s written consent: (i) a material reduction of, or other material adverse change in, the NEO’s duties, titles, responsibilities or reporting requirements, or the assignment to the NEO of any duties, responsibilities or reporting requirements that are materially inconsistent with his or her position; (ii) a reduction in the NEO’s base salary or incentive bonus; (iii) a requirement that the primary location at which the NEO performs his or her duties be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona or a substantial increase in the amount of travel that the NEO is required to do because of a relocation of our headquarters from Scottsdale, Arizona; (iv) a material breach by us of the NEO’s Employment Agreement; or (v) a failure by us, in the event of a change of control (as defined in the Employment Agreements), to obtain from any successor to us an agreement to assume and perform the NEO’s Employment Agreement. A termination for “good reason” will not be effective until (i) the NEO provides us with written notice specifying each basis for the NEO’s determination that “good reason” exists and (ii) we fail to cure or resolve the NEO’s issues within 20 days of receipt of such notice.

Vesting of Outstanding Equity Awards upon Change of Control

If a “change of control” (as defined below) occurs, and within six months and one day prior to or after the change of control the NEO’s employment with us is terminated by us for any reason (including for “cause”), the NEO will become 100% vested in any unvested shares of restricted common stock that he or she has been awarded as part of our incentive program. If, however, the NEO terminates his or her employment prior to or after the change of control for any reason, the NEO will immediately forfeit any such shares of restricted common stock that remain unvested at the date of termination. Additionally, pursuant to the 2015 Incentive Plan and the applicable award agreement thereunder, upon a change of control (as defined in the 2015 Incentive Plan) and regardless of whether the NEO’s employment is terminated by us or he or she resigns for any reason, the NEO will be entitled to immediate vesting of outstanding unvested RSUs based on the actual level of achievement of the performance criteria as of the date of the change of control. Any RSU that does not vest on the date of such termination is automatically forfeited.

Under the Employment Agreements, a “change of control” includes the occurrence of any of the following events:

•	the acquisition of more than 50% of the then outstanding voting securities of STORE Capital Advisors or the Company;
•	the consummation of any merger or consolidation of STORE Capital Advisors or the Company, such that the holders of the voting securities of STORE Capital Advisors and the Company immediately prior to such merger or consolidation are less than 50% of the combined voting power of the securities of the surviving company or the parent of such surviving company;
•	the complete liquidation of STORE Capital Advisors or the Company or the sale or disposition of all or substantially all of STORE Capital Advisors’ or the Company’s assets, such that, after the transaction, the holders of the voting securities of STORE Capital Advisors or the Company immediately prior to the transaction hold less than 50% of the voting securities of the acquirer or the parent of the acquirer; or
•	the board of directors of the Company at the beginning of any consecutive 24 calendar month period commencing on or after the Effective Date (as defined in the Employment Agreement) (the “Incumbent Members”) cease for any reason other than death to constitute at least a majority of the members of such board; provided that any director whose election was approved by a vote of at least a majority of the members of the board then still in office who were members of such board at the beginning of such 24 calendar month period, shall be deemed to be an Incumbent Member.

Potential Payments upon Termination or Change of Control

The following table shows the estimated potential payments that would have been payable to each of our NEOs if a termination or a change of control of the Company, as applicable, had occurred on December 31, 2016.

			Not in connection with a Change of Control		In connection with a Change of Control
Name	Benefit	Death or Disability ($)	Resignation for Good Reason ($)(2)	Termination without Cause ($)	Termination for Cause ($)(3)(4)	Resignation for Good Reason ($)(2)(4)	Termination without Cause ($)(4)	Upon a Change of Control ($)
Christopher Volk	Cash Severance	—	3,994,750	3,994,750	—	3,994,750	3,994,750	—
	Accelerated Vesting of Restricted Stock	2,904,265	—	2,904,265	2,904,265	—	2,904,265	—
	Accelerated Vesting of RSUs(1)	3,242,934	3,242,934	3,242,934	—	—	—	6,717,710
	Health Benefits	19,082	12,721	12,721	—	12,721	12,721	—
	Total	6,166,281	7,250,405	10,154,670	2,904,265	4,007,471	6,911,736	6,717,710

Mary Fedewa	Cash Severance	—	1,687,500	1,687,500	—	1,687,500	1,687,500	—
	Accelerated Vesting of Restricted Stock	1,391,000	—	1,391,000	1,391,000	—	1,391,000	—
	Accelerated Vesting of RSUs(1)	1,681,284	1,681,284	1,681,284	—	—	—	3,358,386
	Health Benefits	19,082	12,721	12,721	—	12,721	12,721	—
	Total	3,091,366	3,381,505	4,772,505	1,391,000	1,700,221	3,091,221	3,358,386

Catherine Long	Cash Severance	—	1,451,250	1,451,250	—	1,451,250	1,451,250	—
	Accelerated Vesting of Restricted Stock	1,339,653	—	1,339,653	1,339,653	—	1,339,653	—
	Accelerated Vesting of RSUs(1)	1,449,339	1,449,339	1,449,339	—	—	—	2,873,353
	Health Benefits	9,040	6,026	6,026	—	6,026	6,026	—
	Total	2,798,032	2,906,615	4,246,268	1,339,653	1,457,276	2,796,929	2,873,353

Christopher Burbach	Cash Severance	—	1,067,813	1,067,813	—	1,067,813	1,067,813	—
	Accelerated Vesting of Restricted Stock	1,039,105	—	1,039,105	1,039,105	—	1,039,105	—
	Accelerated Vesting of RSUs(1)	815,076	815,076	815,076	—	—	—	1,617,591
	Health Benefits	16,719	11,146	11,146	—	11,146	11,146	—
	Total	1,870,900	1,894,035	2,933,140	1,039,105	1,078,959	2,118,064	1,617,591

Michael Zieg	Cash Severance	—	1,147,500	1,147,500	—	1,147,500	1,147,500	—
	Accelerated Vesting of Restricted Stock	1,055,488	—	1,055,488	1,055,488	—	1,055,488	—
	Accelerated Vesting of RSUs(1)	815,076	815,076	815,076	—	—	—	1,617,591
	Health Benefits	9,040	6,026	6,026	—	6,026	6,026	—
	Total	1,879,604	1,968,602	3,024,090	1,055,488	1,153,526	2,209,014	1,617,591

Michael Bennett	Cash Severance	—	1,147,500	1,147,500	—	1,147,500	1,147,500	—
	Accelerated Vesting of Restricted Stock	1,042,070	—	1,042,070	1,042,070	—	1,042,070	—
	Accelerated Vesting of RSUs(1)	798,397	798,397	798,397	—	—	—	1,592,584
	Health Benefits	9,040	6,026	6,026	—	6,026	6,026	—
	Total	1,849,507	1,951,923	2,993,993	1,042,070	1,153,526	2,195,596	1,592,584
(1)	Based upon the actual level of achievement of the performance criteria applicable to outstanding unvested RSUs as of December 31, 2016, each NEO would have been entitled to the maximum number of RSUs granted.
(2)	If a NEO resigned without “good reason” on December 31, 2016, the NEO would have been entitled to receive his or her annual base salary, incentive bonus and other benefits earned and accrued prior to the date of termination and reimbursement of expenses incurred prior to the date of termination. The NEO would not be entitled to any additional payments and would immediately forfeit all unvested shares of restricted stock and RSUs.
(3)	In the event a NEO was terminated for “cause” on December 31, 2016 and a change of control occurs on or before July 1, 2017, the NEO would be entitled to become fully vested in the outstanding unvested shares of our restricted common stock he or she held at the time of his or her termination; however, the NEO would immediately forfeit any unvested RSUs.
(4)	Pursuant to the 2015 Incentive Plan and the applicable award agreement thereunder, upon a change of control, each NEO will be entitled to immediate vesting of outstanding unvested RSUs based on the actual level of achievement of the performance criteria as of the date of the change of control, regardless of whether the NEO’s employment is terminated or he or she resigns for any reason. Thus, in addition to the amounts in these columns, each NEO would be entitled to immediate vesting of outstanding unvested RSUs. The amounts that the NEOs would have realized are reflected in the “Upon a Change of Control” column of this table.

AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates under a written charter adopted by the Board that outlines its responsibilities and the practices it follows. The committee’s charter is available on the Company’s investor relations website at http://ir.storecapital.com and is available in print to any stockholder who requests copies by contacting Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255. The Audit Committee is composed of non-employee directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The Board has designated Joseph M. Donovan and William F. Hipp as “audit committee financial experts.”

In connection with its function to oversee and monitor the Company’s financial reporting process, the Audit Committee has:

•	reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended December 31, 2016;
•	discussed with Ernst & Young LLP, the independent registered public accounting firm for the Company, the matters required to be discussed by Auditing Standard No. 1301 (formerly Auditing Standard No. 61), Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board;
•	received the written disclosures and the letter from Ernst & Young LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence; and
•	discussed with Ernst & Young LLP its independence, and considered whether the provision of non-audit services to the Company was compatible with such independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements for the year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the SEC.

This report has been furnished by the members of the Audit Committee of the Board.

Members of the Audit Committee

Joseph M. Donovan, Chair
Morton H. Fleischer
William F. Hipp

PROPOSAL NO. 3 – RATIFICATION OF THE SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

•	What am I voting on?

Stockholders are being asked to ratify the appointment of Ernst & Young LLP, a registered public accounting firm, to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2017.

•	Voting recommendation:

“FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

•	Vote Required:

The affirmative vote of a majority of the votes cast at the Annual Meeting is required to approve this non-binding advisory resolution. Broker non-votes or abstentions will have no effect on the result of this proposal.

The Audit Committee of the Board selected Ernst & Young LLP (“E&Y”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2017. Although stockholder approval is not required, after careful consideration of the matter, the Board is submitting the selection of E&Y to stockholders for ratification at the Annual Meeting. If the selection of E&Y is ratified, the Audit Committee, in its sole discretion, may change the selection at any time during the year if it determines that such a change would be in the best interest of the Company. Conversely, if stockholders fail to ratify the selection, the Audit Committee will reconsider the selection of E&Y but will not be required to select a different firm. Representatives of E&Y are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from stockholders.

The following table sets forth the aggregate fees paid by us to E&Y for professional services rendered in connection with the audit of the Company’s consolidated financial statements for 2016 and 2015:

	2016	2015
Audit fees(1)	$1,264,144	$1,173,578
Audit-related fees(2)	135,000	135,000
Tax Fees(3)	245,590	262,886
All other fees	—	—
Total	$1,644,734	$1,571,464
(1)	Audit fees consist of fees incurred in connection with the audit of our annual financial statements, as well as services related to SEC matters, including review of registration statements filed and related issuances of agreed-upon procedures letters, consents and other services.
(2)	Audit-related fees consist of fees for attestation services rendered by E&Y related to the issuance of notes through our STORE Master Funding debt program.
(3)	Tax fees consist of fees for professional services rendered by E&Y for tax compliance, tax advice, and tax planning.

Our Audit Committee has determined that the provision of services to us described in the foregoing table was compatible with maintaining the independence of E&Y. All (100%) of the services described in the foregoing table with respect to us and our subsidiaries were approved by our Audit Committee in conformity with our pre-approval policy (as described below).

In accordance with its policies and procedures, the Audit Committee selects the Company’s independent registered public accounting firm and separately pre-approves all audit services to be provided by it to the Company. The Audit Committee also reviews and separately pre-approves all audit-related, tax and other services rendered by our independent registered public accounting firm in accordance with the Audit Committee’s charter and policy on pre-approval of audit-related, tax and other services. In its review of these services and related fees and terms, the Audit Committee considers, among other things, the possible effect of the performance of such services on the independence of our independent registered public accounting firm.

None of the services described above were approved pursuant to the de minimis exception provided in Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated by the SEC.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of the selection of E&Y as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

OWNERSHIP OF OUR STOCK

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows information within our knowledge with respect to the beneficial ownership of our common stock as of April 3, 2017, for:

•	each of our directors (all of whom are director nominees);
•	each Named Executive Officer;
•	each person or group of affiliated persons whom we know to beneficially own more than 5% of our common stock; and
•	all of our directors, director nominees and executive officers as a group.

Beneficial ownership and percentage ownership are determined in accordance with the SEC’s rules. In computing the number of shares a person beneficially owns and the corresponding percentage ownership of that person, shares of common stock underlying options and warrants that are exercisable within 60 days of April 3, 2017, are considered to be outstanding. The shares underlying these options and warrants are considered to be outstanding for purposes of calculating the percentage ownership of the person, entity or group that holds those options or warrants but are not considered to be outstanding for purposes of calculating the percentage ownership of any other person, entity or group. To our knowledge, except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. The table is based on 171,378,139 shares of our common stock outstanding as of April 3, 2017. The address for those individuals for which an address is not otherwise indicated is: c/o STORE Capital Corporation, 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percentage of Common Stock Owned
Greater than Five Percent Beneficial Owners
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	23,455,913	(1)	13.7%
FMR, LLC 245 Summer Street Boston, MA 02210	22,128,650	(2)	12.9%
Cohen & Steers, Inc. 280 Park Ave. 10th Floor New York, NY 10017	13,411,861	(3)	7.8%
Vanguard Specialized Funds – Vanguard REIT Index Fund. 100 Vanguard Blvd. Malvern, PA 19355	11,634,302	(4)	6.8%
BlackRock, Inc. 55 East 52nd St. New York, NY 10055	9,339,934	(5)	5.4%
Massachusetts Financial Services Company. 111 Huntington Ave. Boston, MA 02199	9,261,343	(6)	5.4%

Directors and Named Executive Officers
Morton H. Fleischer	479,904		*
Christopher H. Volk	413,753	(7)	*
Joseph M. Donovan	31,044	(8)	*

	Common Stock Beneficially Owned
Name of Beneficial Owner	Number		Percentage of Common Stock Owned
William F. Hipp	9,918		*
Einar A. Seadler	8,450		*
Mark N. Sklar	2,144		*
Quentin P. Smith, Jr.	9,889		*
Mary Fedewa	145,155		*
Catherine Long	145,087		*
Christopher K. Burbach	77,882		*
Michael J. Zieg	95,431		*
Michael T. Bennett	126,453	(9)	*
All executive officers and directors as a group (12 persons)	1,545,110		*
*	Less than 1% of the outstanding common stock
(1)	Based upon information contained in a Schedule 13G/A filed on February 10, 2017, The Vanguard Group has sole voting power over 289,974 of the reported shares, shared voting power over 192,745 of the reported shares, sole dispositive power over 23,179,769 of the reported shares, and shared dispositive power over 276,144 of the reported shares.
(2)	Based upon information contained in a Schedule 13G/A filed on February 14, 2017, FMR, LLC has sole voting power over 1,081,349 shares, sole dispositive power over all reported shares and no shared voting or dispositive power with respect to any reported shares.
(3)	Based upon information contained in a Schedule 13G/A filed on February 14, 2017, Cohen & Steers, Inc. has sole voting power over 6,932,850 of the reported shares, sole dispositive power over all of the reported shares, and no shared voting or dispositive power with respect to any reported shares.
(4)	Based upon information contained in a Schedule 13G filed on February 14, 2017, Vanguard Specialized Funds – Vanguard REIT Index Fund has sole voting power over all of the reported shares, and no dispositive power with respect to any reported shares.
(5)	Based upon information contained in a Schedule 13G filed on January 30, 2017, BlackRock, Inc. has sole voting power over 8,757,798 of the reported shares, sole dispositive power over all of the reported shares, and no shared voting or dispositive power with respect to any reported shares.
(6)	Based upon information contained in a Schedule 13G filed on February 7, 2017, Massachusetts Financial Services Company has sole voting power over 8,669,180 of the reported shares, sole dispositive power over all of the reported shares, and no shared voting or dispositive power with respect to any reported shares.
(7)	Includes 166,998 shares of our common stock owned by a family trust of which Mr. Volk is co-trustee and 382 shares inherited from a family member's individual retirement account (IRA) and that are held in an inheritance IRA.
(8)	Includes 350 shares held in an IRA owned by Mr. Donovan’s spouse, with respect to which Mr. Donovan disclaims any beneficial ownership.
(9)	Includes 20,743 shares of our common stock owned by Mr. Bennett’s spouse, with respect to which Mr. Bennett disclaims any beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors, and persons who own more than 10% of the Company’s common stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to the Company, or written representations from the officers and directors of such stockholders, the Company believes that during, and with respect to, the year ended December 31, 2016, the Company’s officers, directors, and beneficial owners of more than 10% of the Company’s common stock, satisfied the reporting requirements promulgated under Section 16(a) of the Exchange Act.

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND VOTING INFORMATION

The Board is soliciting proxies for the Annual Meeting, and at any adjournments or postponements thereof, for the purposes set forth in this Proxy Statement and the accompanying notice. This Proxy Statement and the accompanying form of proxy card, and our Annual Report, were first made available to stockholders on or about April 21, 2017.

Why am I receiving these materials?
We have made these materials available to you over the Internet or, upon your request, have delivered printed copies of these materials to you by mail, in connection with the solicitation of proxies by the Board for use at our Annual Meeting, which will take place on Thursday, June 1, 2017, at 8:00 a.m., Scottsdale, Arizona time. As a stockholder, you are invited to attend the Annual Meeting online and vote your shares electronically on the items of business described in this Proxy Statement. This Proxy Statement includes information that we are required to provide to you under the rules of the SEC and that is designed to assist you in voting your shares.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials on the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record as of the Record Date.

All stockholders receiving the Notice will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a printed copy can be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. We encourage stockholders to take advantage of the availability of the proxy materials on the Internet to help minimize the costs associated with printing and distributing our proxy materials and lessen the environmental impact of our annual meetings.

What is included in the proxy materials? What is a proxy statement and what is a proxy?	The proxy materials include:

• This Proxy Statement, including the Notice of Annual Meeting of Stockholders; and

• Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

If you received a printed copy of these materials by mail, the proxy materials also included a proxy card or a voting instruction form for the Annual Meeting.

A Proxy Statement is a document that SEC regulations require us to give you when we ask you to sign a proxy designating individuals to vote on your behalf. A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated three of our officers as proxies for the 2017 Annual Meeting. These three officers are Christopher H. Volk, Catherine Long and Michael T. Bennett.

The form of proxy and this Proxy Statement have been approved by the Board and are being provided to stockholders by its authority.

What am I voting on?	The following matters will be presented for stockholder consideration and voting at the Annual Meeting:

	•	The election of eight director nominees to serve as directors of the Company until the 2018 Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal No. 1);

	•	An advisory vote approving the compensation of the Company’s named executive officers (Proposal No. 2); and

	•	The ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 3).

What are the Board’s recommendations?	The Board recommends you vote:

	•	“FOR” the election of each of the eight director nominees to serve as directors of the Company (Proposal No. 1);

	•	“FOR” approval of the resolution regarding compensation of the Company’s named executive officers (Proposal No. 2); and

	•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 3).

How can I get electronic access to the proxy materials?	The Notice will provide you with instructions regarding how to:

	•	View on the Internet the Company’s proxy materials for the Annual Meeting; and

	•	Instruct the Company to send future proxy materials to you by email.

Our proxy materials are also available on the Internet at http://www.proxyvote.com and on our investor relations website at http://ir.storecapital.com (information at or connected to our website is not and should not be considered part of this Proxy Statement). Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will lessen the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy-voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?
Holders of record of our common stock at the close of business on the Record Date, April 3, 2017, are entitled to receive notice of the Annual Meeting and to vote their shares of common stock held on that date at the meeting or any postponements or adjournments of the Annual Meeting. On the Record Date, 171,378,139 shares of common stock of the Company were outstanding.

What constitutes a quorum?
The presence at the Annual Meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast on any matter at the Annual Meeting will constitute a quorum. If a quorum is established, each holder of common stock will be entitled to one vote for as many individuals as there are directors to be elected at the Annual Meeting and one vote on each matter to be voted on at the Annual Meeting for each issued and outstanding share of common stock owned on the Record Date. Proxies received but marked as abstentions and broker “non-votes” will be included in the calculation of the number of votes considered to be present at the Annual Meeting and will be counted for quorum purposes.

How can I attend the Annual Meeting?
Stockholders may attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2017. In order to vote or submit a question during the Annual Meeting, you will need to follow the instructions posted at www.virtualshareholdermeeting.com/STOR2017 and will need the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials.. Broadridge Financial Solutions is hosting our virtual Annual Meeting and, on the date of the Annual Meeting, will be available by telephone at 1-855-449-0991 to answer your questions regarding how to attend and participate in the Annual Meeting.

If I am unable to attend the Annual Meeting on the Internet, can I listen to the Annual Meeting by telephone?
Yes. Although you will not be considered present at the Annual Meeting and will not be able to vote at the Annual Meeting unless you attend the Annual Meeting online by visiting www.virtualshareholdermeeting.com/STOR2017, if you are unable to access the Annual Meeting on the Internet, you will be able to call 1-877-328-2502 and listen to the Annual Meeting if you provide the control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. If you do not intend to attend the Annual Meeting, it is important to vote in advance of the Annual Meeting.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?	•
Stockholder of Record.   If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares, and we sent the Notice directly to you. If you requested printed copies of the proxy materials by mail, you also received a proxy card. If you are a stockholder of record, you will receive only one Notice or proxy card for all the shares of common stock you hold in certificate form, in book-entry form and in any Company benefit plan.

•
Beneficial Owner of Shares Held in Street Name.   If your shares are held in an account at a broker, bank or other nominee, then you are the beneficial owner of those shares held in “street name.” If you are a beneficial owner, the Notice was forwarded to you by your broker, bank or other nominee who is considered the stockholder of record with respect to those shares. As a beneficial owner, you have the right to instruct your broker, bank or other nominee on how to vote the shares held in your account. Those instructions are contained in a “voting instruction form.” If you request printed copies of the proxy materials by mail, you will receive a voting instruction form.

How are proxies voted?
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions.

What different methods may I use to vote?	•
Voting Electronically During the Annual Meeting.   If you desire to vote electronically during the live webcast of the Annual Meeting, please follow the instructions for attending and voting at the Annual Meeting posted at www.virtualshareholdermeeting.com/STOR2017. You will need the 16-digit control number included in the Notice sent to you or, if you requested printed copies be sent to you by mail, on your proxy card or in the instructions that accompanied your proxy materials. All votes must be received by the independent inspector, Carideo Group, before the polls close at the Annual Meeting.

•
Voting by Proxy for Shares Held by a Stockholder of Record.   If you are a stockholder of record, you may instruct the proxy holders named in the accompanying proxy card on how to vote your shares of common stock in one of the following ways:

o
By Telephone or Internet.   If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the proxy card. You may also vote by proxy over the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided with the proxy card. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares and to confirm that their instructions have been recorded properly

		o	By Written Proxy. If you requested printed copies of the proxy materials be sent to you by mail, you can vote by signing, dating and mailing the proxy card in the prepaid enclosed envelope.

•
Voting by Proxy for Shares Held by Beneficial Owners in Street Name.   If you are a beneficial owner, you may instruct the broker, bank or other nominee that holds your shares in “street name” to vote your shares of common stock in one of the following ways:

o
By Telephone or Internet.   If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by calling the toll-free number found on the voting instruction form you received from the organization holding your shares. You may also vote by proxy over the Internet by visiting http://www.proxyvote.com and entering the control number found in the Notice sent to you, or, if you requested printed copies of the proxy materials be sent to you by mail, by following the instructions provided in the voting instruction form you received from the organization holding your shares.

o
By Written Proxy.   If you requested printed copies of the proxy materials be sent to you by mail, you may vote by proxy by filling out the voting instruction form you received from the organization that holds your shares and sending it back in the envelope provided.

What if I am a stockholder of record and do not specify a choice for a matter when returning a proxy?	If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares:

	•	“FOR” the election of all director nominees as set forth in this proxy statement;

	•	“FOR” the advisory vote to approve the compensation of our named executive officers; and

	•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017.

What if I am a beneficial owner and do not give voting instructions to my broker?
If you are a beneficial owner, in order to ensure your shares are voted in the way you would like, you must provide voting instructions to your bank, broker or other nominee by the deadline provided in the materials you receive from your bank, broker or other nominee. If you do not provide voting instructions to your bank, broker or other nominee, whether your shares can be voted by such person depends on the type of item being considered for vote.

•
Non-Discretionary Items.   The election of directors and the advisory vote to approve the compensation of our named executive officers are non-discretionary items and may not be voted on by brokers, banks or other nominees who have not received specific voting instructions from beneficial owners. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-discretionary matter, the broker, bank or other nominee that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

•
Discretionary Items.   The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 is a discretionary item. Generally, banks, brokers and other nominees that do not receive voting instructions from beneficial owners may vote on this proposal in their discretion.

How many votes are needed to approve each item?	•
The affirmative vote of a plurality of all the votes cast at the Annual Meeting, electronically or by proxy, is required for the election of directors (Proposal No. 1). This means that the eight director nominees receiving the greatest number of votes will be elected.

•
The affirmative vote of a majority of all the votes cast at the Annual Meeting, electronically or by proxy, is required to approve the compensation of our named executive officers (Proposal No. 2). This vote, however, is advisory only and is not binding on the Company, the Board or its Compensation Committee. Although this vote is not binding, the Board and the Compensation Committee will take the results of the vote under advisement when making future decisions regarding the Company’s executive compensation program.

•
The affirmative vote of a majority of all the votes cast at the Annual Meeting, electronically or by proxy, is required to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017 (Proposal No. 3). Although this vote is not binding, the Board and the Audit Committee will take the results of the vote under advisement when making future decisions regarding the Company’s independent registered public accounting firm.

How are abstentions, withhold votes and broker non-votes counted?
Abstentions (or withhold votes in the case of the election of directors) and broker non-votes will be counted to determine whether there is a quorum present at the Annual Meeting, but will not be considered votes cast for voting purposes.

Can I change my vote after I have voted?	You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting by:

•
Voting again on a later date through the Internet or by telephone (in which case only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted) or by signing and returning a new proxy card or voting instruction form with a later date;

	•	By attending the Annual Meeting virtually and voting during the Annual Meeting; or

•
By delivering a written notice of revocation prior to the Annual Meeting to Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255.

If you are a beneficial owner and your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your proxy.

Where can I find the voting results of the Annual Meeting?
The Company intends to announce preliminary voting results at the Annual Meeting and disclose final results in a current report on Form 8-K filed with the SEC within four business days after the Annual Meeting. If final results are not yet known within that four business day period, the Company will disclose preliminary voting results in a Form 8-K and file an amendment to the Form 8-K to disclose the final results within four business days after such final results are known.

Who pays the cost for soliciting proxies by the Board?
The Company will bear the cost of soliciting proxies, including the cost of preparing, printing and mailing the materials in connection with the solicitation of proxies. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending the proxy materials to the beneficial owners of the Company’s common stock. In addition to solicitations by mail, officers and regular employees of the Company may, on behalf of the Company, without being additionally compensated, solicit proxies personally and by mail, telephone, facsimile or electronic communication.

If I share an address with another stockholder, and we received only one paper copy of the proxy materials, how may I obtain an additional copy of the proxy materials?
We have adopted a procedure called “householding,” which the SEC has approved. Under this procedure, we are delivering a single copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to multiple stockholders who share the same address unless we have received contrary instructions from one or more of the stockholders. This procedure reduces our printing costs, mailing costs and fees. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the Notice and, if applicable, this Proxy Statement and the Annual Report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy of the Notice and, if applicable, this Proxy Statement or the Annual Report, stockholders may write or call us at the following address and telephone number:

STORE Capital Corporation
Attention: Michael T. Bennett
Executive Vice President—General Counsel, Chief Compliance Officer and Secretary
8377 East Hartford Drive, Suite 100
Scottsdale, Arizona 85255
(480) 256-1100

Stockholders who hold shares in “street name” may contact their broker, bank or other similar nominee to request information about householding.

STOCKHOLDER PROPOSALS FOR 2018 ANNUAL MEETING

Stockholders who intend to present proposals at the 2018 Annual Meeting of Stockholders, and who wish to have those proposals included in the Company’s proxy statement for the 2018 Annual Meeting, must be certain that those proposals are received at the principal executive offices of the Company at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255; Attention: Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary, no later than December 22, 2017. If such proposal is in compliance with all of the requirements of Rule 14a-8 under the Exchange Act, it will be included in the proxy statement and set forth on the form of proxy issued for such annual meeting of stockholders. It is urged that any such proposal be sent by certified mail, return receipt requested.

Notice of stockholder proposals to be raised from the floor of the 2018 Annual Meeting of Stockholders outside of Rule 14a-8 must be received by the Company’s Secretary at the address set forth above no earlier than November 22, 2017 and not later than 5:00 p.m., local time, on December 22, 2017. The stockholder notice must comply with the information requirements set forth in the Company’s bylaws.

OTHER MATTERS

As of the date of this Proxy Statement, we have not been presented with any other business for consideration at the Annual Meeting. If any other matter is properly brought before the meeting for action by the stockholders, your proxy (unless revoked) will be voted in accordance with the recommendation of the Board, or at the discretion of the proxy holders if no recommendation is made.

ADDITIONAL INFORMATION

Our Annual Report, including financial statements, is filed with the SEC and, along with this Proxy Statement, is available electronically on our investor relations website at http://ir.storecapital.com to all stockholders of record as of April 3, 2017, including those stockholders whose shares are held in a brokerage, bank or similar account, who will receive the same mailing from the organization holding the account. We will provide without charge, upon written request to Michael T. Bennett, Executive Vice President—General Counsel, Chief Compliance Officer and Secretary of the Company, at 8377 East Hartford Drive, Suite 100, Scottsdale, Arizona 85255, a copy of our Annual Report on Form 10-K, including the financial statements and financial statement schedules, filed with the SEC for the year ended December 31, 2016.

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/STOR2017**

You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E22685-P89677 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STORE CAPITAL CORPORATION

The Board of Directors recommends you vote "FOR" each of the nominees listed in Item 1.

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Morton H. Fleischer
02) Christopher H. Volk
03) Joseph M. Donovan
04) Mary Fedewa
05) William F. Hipp
06) Einar A. Seadler
07) Mark N. Sklar
08) Quentin P. Smith, Jr.

	For	Against	Abstain
The Board of Directors recommends you vote "FOR" Item 2.			
2. To approve, on an advisory basis, the compensation of the Company's named executive officers.	☐	☐	☐
The Board of Directors recommends you vote "FOR" Item 3.			
3. To ratify the selection of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2017.	☐	☐	☐

NOTE: The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder(s). **If no direction is made, this proxy will be voted FOR each of the nominees listed in Item 1 and FOR Items 2 and 3.** If any other matters properly come before the meeting or any postponement or adjournment of the meeting, the person(s) named in this proxy will vote in their discretion.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E22686-P89677

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF STORE CAPITAL CORPORATION
FOR USE AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS ON
JUNE 1, 2017

The undersigned stockholder(s) of STORE Capital Corporation, a Maryland corporation, hereby appoint(s) Michael T. Bennett, Catherine Long and Christopher H. Volk, and each or any of them, as proxies, with full power of substitution, and hereby authorize(s) them to cast on behalf of the undersigned, as designated on the reverse side of this proxy card, all votes that the undersigned is/are entitled to cast at the 2017 Annual Meeting of Stockholders to be held virtually at www.virtualshareholdermeeting.com/STOR2017 on Thursday, June 1, 2017 at 8:00 a.m., Scottsdale, Arizona Time (Mountain Standard Time), or any postponement or adjournment thereof, in accordance with and as more fully described in the Notice of the Annual Meeting of Stockholders and the Proxy Statement, receipt of each of which are hereby acknowledged and the terms of each of which are incorporated by reference, and otherwise to represent the undersigned at the meeting with all powers the undersigned would possess if personally present at the meeting. The undersigned hereby revokes any proxy heretofore given with respect to the 2017 Annual Meeting of Stockholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ON THE REVERSE SIDE OF THIS PROXY CARD AND "FOR" ITEMS 2 AND 3.

THE PERSONS NAMED IN THIS PROXY ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side.

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